                                                                       Exhibit 2

                          AGREEMENT AND PLAN OF MERGER


                                     BETWEEN


                       EQUITY RESIDENTIAL PROPERTIES TRUST

                                       AND


                      MERRY LAND & INVESTMENT COMPANY, INC.


                            DATED AS OF JULY 8, 1998

                                TABLE OF CONTENTS

ARTICLE                                                                                                        PAGE
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1        THE MERGER...............................................................................................2
         1.1      The Merger......................................................................................2
         1.2      Spinco Transactions.............................................................................2
         1.3      Closing.........................................................................................3
         1.4      Effective Time..................................................................................3
         1.5      Effects of Merger on EQR's Declaration of Trust and Bylaws......................................3
         1.6      Trustees........................................................................................3
         1.7      Effect on Shares of Beneficial Interest and Options.............................................4
         1.8      Exchange Ratio..................................................................................4
         1.9      Alternative Structure of Merger.................................................................4

2        REPRESENTATIONS AND WARRANTIES OF MERRY LAND.............................................................5
         2.1      Organization, Standing and Power of Merry Land..................................................5
         2.2      Merry Land Subsidiaries.........................................................................5
         2.3      Capital Structure...............................................................................6
         2.4      Other Interests.................................................................................8
         2.5      Authority; Noncontravention; Consents...........................................................8
         2.6      SEC Documents; Financial Statements; Undisclosed Liabilities...................................10
         2.7      Absence of Certain Changes or Events...........................................................11
         2.8      Litigation.....................................................................................11
         2.9      Properties.....................................................................................12
         2.10     Environmental Matters..........................................................................14
         2.11     Related Party Transactions.....................................................................16
         2.12     Employee Benefits..............................................................................16
         2.13     Employee Matters...............................................................................18
         2.14     Taxes..........................................................................................19
         2.15     No Payments to Employees, Officers, Trustees or Directors......................................20
         2.16     Brokers; Schedule of Fees and Expenses.........................................................20
         2.17     Compliance with Laws...........................................................................20
         2.18     Contracts; Debt Instruments....................................................................21
         2.19     Opinion of Financial Advisor...................................................................23
         2.20     State Takeover Statutes........................................................................23
         2.21     Registration Statement.........................................................................23
         2.22     Development Properties.........................................................................23
         2.23     Investment Company Act of 1940.................................................................23
         2.24     Trademarks, Patents and Copyrights.............................................................23
         2.25     Insurance......................................................................................24
         2.26     Definition of Knowledge of Merry Land..........................................................24

ARTICLE                                                                                                        PAGE
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         2.27     Vote Required..................................................................................24
         2.28     ESOP Accruals.  ...............................................................................24

3        REPRESENTATIONS AND WARRANTIES OF EQR...................................................................24
         3.1      Organization, Standing and Power of EQR........................................................25
         3.2      Capital Structure..............................................................................25
         3.3      Organization, Standing and Power of ERP Operating  Partnership.................................26
         3.4      Capital Structure of ERP Operating  Partnership................................................27
         3.5      Authority; Noncontravention; Consents..........................................................27
         3.6      SEC Documents; Financial Statements; Undisclosed Liabilities...................................28
         3.7      Absence of Certain Changes or Events...........................................................29
         3.8      Litigation.....................................................................................29
         3.9      Properties.....................................................................................30
         3.10     Environmental Matters..........................................................................31
         3.11     Taxes..........................................................................................31
         3.12     Brokers; Schedule of Fees and Expenses.........................................................32
         3.13     Compliance with Laws...........................................................................32
         3.14     Contracts; Debt Instruments....................................................................32
         3.15     Opinion of Financial Advisor...................................................................32
         3.16     State Takeover Statutes........................................................................33
         3.17     Registration Statement.........................................................................33
         3.18     Investment Company Act of 1940.................................................................33
         3.19     Definition of Knowledge of EQR.................................................................33
         3.20     Vote Required..................................................................................33
         3.21     Employee Policies..............................................................................33

4        COVENANTS...............................................................................................33
         4.1      Acquisition Proposals..........................................................................33
         4.2      Conduct of Merry Land's Business Pending Merger................................................35
         4.3      Conduct of EQR's Business Pending Merger.......................................................38
         4.4      Other Actions..................................................................................39
         4.5      Filing of Certain Reports......................................................................39
         4.6      Compliance with the Securities Act.............................................................39

5        ADDITIONAL COVENANTS....................................................................................40
         5.1      Preparation of the Registration Statement and the Proxy Statement; Merry Land
                  Shareholders Meeting and EQR Shareholders Meeting..............................................40
         5.2      Access to Information: Confidentiality.........................................................41
         5.3      Best Efforts; Notification.....................................................................42
         5.4      Costs of Transaction...........................................................................42

ARTICLE                                                                                                        PAGE
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         5.5      Tax Treatment..................................................................................43
         5.6      Public Announcements...........................................................................43
         5.7      Listing........................................................................................43
         5.8      Letters of Accountants.........................................................................43
         5.9      Transfer and Gains Taxes.......................................................................43
         5.10     Benefit Plans and Other Employee Arrangements..................................................44
         5.11     Tax Indemnification............................................................................46
         5.12     Indemnification................................................................................47
         5.13     Asset Exchange and Purchase and Sale Agreements................................................48
         5.14     Declaration of Dividends and Distributions.....................................................48
         5.15     Transfer of Merry Land Assets After Effective Time.............................................48
         5.16     Notices........................................................................................49
         5.17     Resignations...................................................................................49
         5.18     10b-17 Notice..................................................................................49
         5.19     ESOP...........................................................................................49
         5.20     Valuation of Distribution......................................................................49
         5.21     Merger of Merry Land DownREIT..................................................................49
         5.22     Transfer of Services Company Shares............................................................50
         5.23     Certain Properties.............................................................................50

6        CONDITIONS..............................................................................................51
         6.1      Conditions to Each Party's Obligation to Effect the Merger.....................................51
         6.2      Conditions to Obligations of EQR...............................................................52
         6.3      Conditions to Obligations of Merry Land........................................................54

7        TERMINATION, AMENDMENT AND WAIVER.......................................................................55
         7.1      Termination....................................................................................55
         7.2      Certain Fees and Expenses......................................................................57
         7.3      Effect of Termination..........................................................................58
         7.4      Amendment......................................................................................58
         7.5      Extension; Waiver..............................................................................58

8        GENERAL PROVISIONS......................................................................................59
         8.1      Nonsurvival of Representations and Warranties..................................................59
         8.2      Notices........................................................................................59
         8.3      Interpretation.................................................................................60
         8.4      Counterparts...................................................................................60
         8.5      Entire Agreement; No Third-Party Beneficiaries.................................................60
         8.6      Governing Law..................................................................................60
         8.7      Assignment.....................................................................................60

         8.8      Enforcement....................................................................................61
         8.9      Severability...................................................................................61
         8.10     Non-Recourse to Directors, Trustees and Officers...............................................61

                                    EXHIBITS

Exhibit "A-1"         -      Articles of Merger
Exhibit "A-2"         -      Certificate of Merger
Exhibit "B"           -      Asset Exchange Agreement
Exhibit "C"           -      Preferred Stock Purchase Agreement
Exhibit "D"           -      Development Agreement
Exhibit "E"           -      Purchase and Sale Agreement
Exhibit "F"           -      Transaction Costs Agreement
Exhibit "G"           -      Retention and Severance Program
Exhibit "H"           -      Opinion of Hull, Towill, Norman & Barrett, P.C.
Exhibit "I"           -      Opinion of Rudnick & Wolfe

                             INDEX OF DEFINED TERMS

DEFINED TERM                                            SECTION
------------                                            -------
Acquisition Proposal                                    4.1(a)
Affiliate                                               2.11
Affiliates                                              4.6
Agreement                                               Preamble
AICPA Statement                                         5.8(a)
Alternative Merger                                      1.9
Articles of Merger                                      Recital B
Asset Exchange Agreement                                Recital C
Augusta Office Lease                                    1.2(d)
Base Amount                                             7.2
Break-Up Expenses                                       7.2
Break-Up Fee                                            7.2
Break-Up Fee Tax Opinion                                7.2
Certificate of Merger                                   Recital B
Change in Control Share Grants                          2.3(b)
Closing                                                 1.3
Closing Date                                            1.3
Code                                                    Recital D
Commitment                                              4.2(p)
Confidentiality Agreement                               5.2
Controlled Group Member                                 2.12
Debt Documents                                          2.18(b)
Department                                              1.4
Determination                                           1.9
Development Agreement                                   1.2(c)
Distribution                                            1.2(e)
DownREIT Units                                          2.3(a)
Effective Time                                          1.4
Employee Plan                                           2.12
Employment Release                                      5.10(b)
Employee Share Award and Option Plan                    3.2(a)
Encumbrances                                            2.9(a)
Environmental Laws                                      2.10
EQR                                                     Preamble
EQR Common Shares                                       1.8
EQR Disclosure Letter                                   Article 3
EQR Distribution Reinvestment Plan                      3.2(a)
EQR Employee Share Plan                                 3.2(a)

DEFINED TERM                                                                    SECTION
------------                                                                    -------
EQR Financial Statement Date                                                    3.7
EQR Material Adverse Change                                                     3.7
EQR Material Adverse Effect                                                     3.1
EQR Options                                                                     3.2(a)
EQR Preferred Shares                                                            3.2(a)
EQR Properties                                                                  3.9
EQR SEC Documents                                                               3.6
EQR Series A Shares                                                             3.2(a)
EQR Series B Shares                                                             3.2(a)
EQR Series C Shares                                                             3.2(a)
EQR Series D Shares                                                             3.2(a)
EQR Series E Shares                                                             3.2(a)
EQR Series F Shares                                                             3.2(a)
EQR Series G Shares                                                             3.2(a)
EQR Shareholder Approvals                                                       3.5(a)
EQR Shareholders Meeting                                                        5.1(b)
EQR Subsidiaries                                                                3.1
ERISA                                                                           2.12
ERP Operating Partnership                                                       1.2(b)
ESOP                                                                            2.3(b)
Exchange Act                                                                    2.5(b)
Exchange Ratio                                                                  1.8(a)
Excise Tax                                                                      5.11
Excluded Subsidiaries                                                           2.2(a)
GAAP                                                                            2.6
Gain Limitation                                                                 5.23(b)
GBCC                                                                            1.1
Governmental Entity                                                             2.5(b)
Gross-Up Payment                                                                5.11
Hart-Scott Act                                                                  2.5(d)
Hazardous Substances                                                            2.10
include, includes or including                                                  8.3
Indebtedness                                                                    2.18(b)
Indemnified Parties                                                             5.12
IRS                                                                             1.9
Laws                                                                            2.5(b)
Liens                                                                           2.2(b)
Merger                                                                          Recital A
Merry Land                                                                      Preamble
Merry Land Capital Budget                                                       2.9(c)

DEFINED TERM                                                                    SECTION
------------                                                                    -------
Merry Land Common Shares                                                        1.8(a)
Merry Land Disclosure Letter                                                    Article 2
Merry Land DownREIT                                                             1.2(e)
Merry Land Dividend Reinvestment Plan                                           2.3(a)
Merry Land Environmental Reports                                                2.10
Merry Land Financial Statement Date                                             2.7
Merry Land Material Adverse Change                                              2.7
Merry Land Material Adverse Effect                                              2.1
Merry Land Option                                                               2.3(b)
Merry Land Preferred Shares                                                     2.3(a)
Merry Land Properties                                                           2.9(a)
Merry Land Schedule 5.10 Employees                                              5.10(b)
Merry Land SEC Documents                                                        2.6
Merry Land Series A Shares                                                      2.3(a)
Merry Land Series B Shares                                                      2.3(a)
Merry Land Series C Shares                                                      2.3(a)
Merry Land Series D Shares                                                      2.3(a)
Merry Land Series E Shares                                                      2.3(a)
Merry Land Shareholder Approvals                                                2.5(a)
Merry Land Shareholder Meeting                                                  5.1(c)
Merry Land Shares                                                               2.3(a)
Merry Land Subsidiaries                                                         2.2(a)
Merry Land Title Insurance Policy                                               2.9(b)
Monthly ESOP Accrual                                                            2.28
NYSE                                                                            2.5(b)
1940 Act                                                                        2.23
OP Units                                                                        3.2(a)
Outside Property Management Agreements                                          2.18(f)
Payments                                                                        5.11
Payor                                                                           7.2
Pension Plan                                                                    2.12
Person                                                                          2.2(a)
Plan                                                                            5.10(c)
Preferred Stock Purchase Agreement                                              1.2(b)
Property Restrictions                                                           2.9(a)
Proxy Statement                                                                 2.5(b)
Purchase and Sale Agreement                                                     1.2(f)
Qualifying Income                                                               7.2
Recipient                                                                       7.2
Registration Statement                                                          5.1(a)

DEFINED TERM                                                                    SECTION
------------                                                                    -------
REIT                                                                            2.14(b)
REIT Requirements                                                               7.2
Restricted Share Grants                                                         2.3(b)
Retention and Severance Program                                                 5.10(b)
Retention Payments                                                              5.10(b)
SEC                                                                             2.5(b)
Section 4999                                                                    5.11
Securities Act                                                                  2.5(b)
Severance Payments                                                              5.10(b)
Services Corp.                                                                  4.2(l)
Share Loan and Acquisition Agreements                                           2.3(b)
Shareholder Approvals                                                           3.5(a)
Shareholder Meetings                                                            5.1(c)
Short Period Merry Land E&P                                                     5.23(b)
Spinco                                                                          Recital C
Spinco Assets                                                                   5.23
Spinco Preferred Stock                                                          1.2(a)
Spin-Off                                                                        1.2
Subsidiary                                                                      2.2(a)
Superior Acquisition Proposal                                                   4.1
Surviving Trust                                                                 1.1
Takeover Statute                                                                2.20
Taxes                                                                           2.14(a)
Third Party Management Agreements                                               2.18(e)
Third Party Provisions                                                          8.5
Title 8                                                                         1.1
to the Knowledge of EQR                                                         3.19
to the Knowledge of Merry Land                                                  2.26
Transaction Costs Agreement                                                     5.4
Transfer and Gains Taxes                                                        5.9
Transferred Properties                                                          1.2(f)
Welfare Plan                                                                    2.12

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 8, 1998 by and between EQUITY RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust ("EQR"), and MERRY LAND & INVESTMENT COMPANY, INC., a Georgia corporation ("Merry Land").

                                R E C I T A L S:

         A. The Board of Trustees of EQR and the Board of Directors of Merry Land deem it advisable and in the best interests of their respective shareholders, subject to the conditions and other provisions contained herein, that EQR and Merry Land shall combine their businesses by the merger of Merry Land with and into EQR; provided, however, that at the option of EQR, and subject to the terms of this Agreement, such business combination shall be effectuated by an alternative transaction structure not affecting any economic aspects of such combination to the shareholders of Merry Land (the "Merger").

         B. Upon the terms and conditions set forth herein, EQR and Merry Land shall execute (i) Articles of Merger in substantially the form attached hereto as Exhibit "A-1" (the "Articles of Merger") and shall file such articles in accordance with Maryland law, and (ii) a Certificate of Merger in substantially the form attached hereto as Exhibit "A-2" (the "Certificate of Merger") and shall file such certificate in accordance with Georgia law, in each case to effectuate the Merger.

         C. Immediately prior to the Merger, it is contemplated that Merry Land shall transfer certain of its assets to Spinco, a corporation or business trust to be formed ("Spinco"), and that Spinco shall assume certain obligations of Merry Land, all as provided in the Asset Exchange Agreement in substantially the form attached hereto as Exhibit "B" (the "Asset Exchange Agreement").

         D. Immediately prior to the Merger, it is contemplated that Merry Land shall distribute to its common shareholders all the outstanding shares of Spinco owned by it in a distribution subject to income tax under the Internal Revenue Code of 1986, as amended (the "Code").

         E. For federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

         F. EQR and Merry Land have each received a fairness opinion relating to the Merger, as more fully described herein.

         G. EQR and Merry Land desire to make certain representations, warranties and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"), and the Georgia Business Corporation Code (the "GBCC"), Merry Land shall be merged with and into EQR, with EQR as the surviving entity (the "Surviving Trust").

         1.2 SPINCO TRANSACTIONS. Merry Land shall form Spinco. Prior to the Effective Time (as defined herein):

                  (a) Merry Land shall, and shall cause Spinco to, execute and deliver the Asset Exchange Agreement and each of Merry Land and Spinco shall consummate the transactions contemplated thereby including, without limitation, the transfer by Merry Land of certain properties and the issuance by Spinco of preferred stock to Merry Land (the "Spinco Preferred Stock");

                  (b) EQR shall cause ERP Operating Limited Partnership, an Illinois limited partnership of which EQR is the sole general partner ("ERP Operating Partnership"), to execute, deliver, and consummate and Merry Land shall execute, deliver and consummate, the Preferred Stock Purchase Agreement in substantially the form attached hereto as Exhibit "C" (the "Preferred Stock Purchase Agreement"), whereby ERP Operating Partnership shall, subject to the terms and conditions set forth therein, acquire the Spinco Preferred Stock from Merry Land;

                  (c) EQR shall cause ERP Operating Partnership to execute and deliver, and Merry Land shall cause Spinco to execute and deliver, the Development Agreement in substantially the form attached hereto as Exhibit "D" (the "Development Agreement");

                  (d) EQR shall cause ERP Operating Partnership to execute and deliver, and Merry Land shall cause Spinco to execute and deliver, an Office Lease Agreement containing substantially the terms set forth on the term sheet attached as Schedule 1.2 to the EQR Disclosure Letter (as defined herein)(the "Augusta Office Lease"); provided, however, that if such terms cannot be agreed to by the parties hereto prior to the Closing (as defined herein) the parties hereto shall have no obligations with respect to the Augusta Office Lease.

                  (e) Merry Land shall distribute to its common shareholders, as a distribution taxable under Code Section 301 (the "Distribution"), all the outstanding common shares of Spinco owned by Merry Land as further described in the Asset Exchange Agreement. Merry Land shall not distribute any common shares of Spinco to the limited partners of Merry Land DownREIT I LP, a Georgia limited partnership of which Merry Land Apartment Communities, Inc., a Georgia corporation and a wholly-owned subsidiary of Merry Land, is the sole general partner ("Merry Land DownREIT"); and

                  (f) ERP Operating Partnership shall execute and deliver, and Merry Land shall cause Spinco to execute and deliver, the Purchase and Sale Agreement (the "Purchase and Sale Agreement") in substantially the form attached hereto as Exhibit "E", pursuant to which certain properties may be sold by ERP Operating Partnership to Spinco (together with the properties transferred to Spinco pursuant to the Asset Exchange Agreement, the "Transferred Properties").

All of such transactions are referred to collectively herein as the "Spin-Off". Immediately after the Effective Time (as defined below), the transactions contemplated by, the Development Agreement, the Augusta Office Lease and the Purchase and Sale Agreement which are to occur on the Closing Date (as defined below) shall be consummated.

         1.3 CLOSING. The closing of the Merger ("Closing") will take place at 10:00 a.m. on the date to be specified by the parties, which (subject to satisfaction or waiver of the other conditions set forth in Article 6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Rudnick & Wolfe, 203 North LaSalle Street, Chicago, Illinois 60601, unless another date or place is agreed to in writing by the parties hereto.

         1.4 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, EQR and Merry Land shall (i) execute and file the Articles of Merger, executed in accordance with Title 8, with the State Department of Assessments and Taxation of Maryland (the "Department"), and shall make all other filings and recordings required under Title 8, and (ii) file the Certificate of Merger in accordance with Section 14-2-1105 of the GBCC, with the Secretary of State of Georgia, and shall make all other filings and recordings required under the GBCC. The Merger shall become effective (the "Effective Time") at such time as shall be specified in the Articles of Merger and Certificate of Merger. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

         1.5 EFFECTS OF MERGER ON EQR'S DECLARATION OF TRUST AND BYLAWS. The Second Amended and Restated Declaration of Trust of EQR shall be amended at the Effective Time as provided in the Articles of Merger. The Second Amended and Restated Bylaws of EQR, as amended and in effect immediately prior to the Effective Time, shall continue in full force and effect after the Merger until further amended in accordance with applicable Maryland law.

         1.6 TRUSTEES. The trustees of the Surviving Trust shall be (i) the trustees of EQR immediately prior to the Effective Time, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal, and (ii) Boone A. Knox and Michael N. Thompson, each of whom shall serve for the terms specified in the Articles of Merger.

         1.7 EFFECT ON SHARES OF BENEFICIAL INTEREST AND OPTIONS. The Merger shall have no effect on the shares of beneficial interest, options to purchase shares of beneficial interest and restricted share awards of EQR. The effect of the Merger on the shares, options and restricted share awards of Merry Land shall be solely as provided herein and in the Articles of Merger.

         1.8      EXCHANGE RATIO.

                  (a) The exchange ratio to be set forth in the Articles of Merger ("Exchange Ratio") shall be 0.53 of a common share of beneficial interest of EQR, $0.01 par value per share ("EQR Common Shares"), for each share of Merry Land common stock, without par value ("Merry Land Common Shares") outstanding immediately prior to the Effective Time.

                  (b) If, from the date hereof until the Effective Time, EQR (i) pays a dividend or makes a distribution on the EQR Common Shares in EQR Common Shares, (ii) subdivides the outstanding EQR Common Shares into a greater number of EQR Common Shares, or (iii) combines the outstanding EQR Common Shares into a smaller number of EQR Common Shares, the Exchange Ratio shall be adjusted to reflect the proportionate change in the number of outstanding EQR Common Shares.

         1.9 ALTERNATIVE STRUCTURE OF MERGER. While it is currently contemplated that the Merger shall be effectuated through the merger of Merry Land with and into EQR, upon a determination (a "Determination") that the tax-free nature of the Merger would not be affected by altering the transaction structure of the Merger, EQR shall have the option, with the consent of Merry Land, which consent shall not be unreasonably withheld, to cause the Merger to be effectuated through an alternative transaction structure (the "Alternative Merger"). The parties acknowledge and agree that Merry Land may reasonably withhold consent to any Alternative Merger that would likely cause a delay in the Effective Time and further agree that the Effective Time shall not be delayed by reason of the process of seeking a Determination. A Determination shall consist of the receipt by EQR of a private letter ruling from the Internal Revenue Service ("IRS") or the publication by the IRS of a revenue ruling or other published announcement (including the promulgation of a Treasury regulation) to the effect that, and to which counsel for the parties are reasonably willing to opine that, the Alternative Merger will not adversely affect the tax-free nature of the Merger. Upon the election of EQR, pursuant to this Section 1.9, to effectuate the Merger through the Alternative Merger, the parties shall amend this Agreement, the Articles of Merger, the Certificate of Merger, and all other agreements as may be necessary or desirable, including without limitation, amendments providing for additional parties to be added to such agreements, solely for the purposes of such effectuation; provided, however, that such amendments shall not modify the economic terms or effects of this Agreement to the shareholders, employees or directors of Merry Land; and, further provided, that all alternative structures of the Merger shall be submitted to and approved by the shareholders of EQR and Merry Land in the manner required by applicable law. Subject to the second sentence of this Section 1.9, any such amendments may be made before or after the approval of the Merger by the respective shareholders of EQR and Merry Land.


                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF MERRY LAND

         Except as set forth in the letter of even date herewith signed by the Chairman of the Board or President of Merry Land in his capacity as such and delivered to EQR prior to the execution hereof (the "Merry Land Disclosure Letter"), Merry Land represents and warrants to EQR as follows:

         2.1 ORGANIZATION, STANDING AND POWER OF MERRY LAND. Merry Land is a corporation duly organized and validly existing under the laws of Georgia and has the requisite power and authority to carry on its business as now being conducted. Merry Land is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Merry Land and the Merry Land Subsidiaries (as defined below) taken as a whole (a "Merry Land Material Adverse Effect"). Schedule 2.1 to the Merry Land Disclosure Letter sets forth each jurisdiction in which Merry Land is qualified or licensed to do business, as well as all assumed names under which Merry Land conducts business in such jurisdictions, excluding those jurisdictions in which the only properties held by Merry Land are Transferred Properties. Merry Land has previously delivered to EQR complete and correct copies of its Articles of Incorporation and Bylaws, in each case, as amended to the date of this Agreement.

         2.2      MERRY LAND SUBSIDIARIES.

                  (a) Schedule 2.2 to the Merry Land Disclosure Letter sets forth (i) each Subsidiary of Merry Land (excluding those entities designated as "Excluded Subsidiaries" on such Schedule 2.2, the "Merry Land Subsidiaries"),
(ii) the legal form of each Merry Land Subsidiary, including the state or country of formation, (iii) the ownership interest therein of Merry Land, if not wholly-owned by Merry Land, and if not wholly-owned, the identity and ownership interest of other owners of such Merry Land Subsidiary, and (iv) each apartment community and/or other real estate properties owned or under contract to be purchased by each Merry Land Subsidiary, and separately setting forth each apartment community currently under development, (v) each jurisdiction in which each Merry Land Subsidiary is qualified or licensed to do business and (vi) each assumed name under which each Merry Land Subsidiary conducts business in any jurisdiction. As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity (other than an Excluded Subsidiary) of which such Person (either directly or through or together with another Subsidiary of such Person) owns any of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other legal entity.

                  (b) Except as set forth in Schedule 2.2 to the Merry Land Disclosure Letter, (i) all the outstanding shares of capital stock of each Merry Land Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by Merry Land or by another Merry Land Subsidiary, and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and (ii) all equity interests in each Merry Land Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Merry Land, by another Merry Land Subsidiary or by Merry Land and another Merry Land Subsidiary are owned free and clear of all Liens. Each Merry Land Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Merry Land Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Merry Land Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Merry Land Material Adverse Effect. True and correct copies of the Articles of Incorporation, Bylaws, partnership agreements, joint venture and operating agreements or similar organizational documents of each Merry Land Subsidiary, as amended to the date of this Agreement, have been previously delivered to EQR.

         2.3      CAPITAL STRUCTURE.

                  (a) As of July 2, 1998, the authorized shares of stock of Merry Land consists of 100,000,000 Merry Land Common Shares, of which 42,976,843 were issued and outstanding, and 20,000,000 shares of preferred stock, without par value (the "Merry Land Preferred Shares", and, collectively with the Merry Land Common Shares, the "Merry Land Shares"), including 180,901 shares of $1.75 Series A Cumulative Convertible Preferred Stock ("Merry Land Series A Shares"),
(ii) 4,000,000 shares of $2.205 Series B Cumulative Convertible Preferred Stock ("Merry Land Series B Shares"), (iii) 4,599,400 shares of $2.15 Series C Cumulative Convertible Preferred Stock ("Merry Land Series C Shares"), (iv) 1,000,000 shares of $4.145 Series D Cumulative Redeemable Preferred Stock ("Merry Land Series D"), and (v) 4,000,000 shares of 7.625% Series E Cumulative

Redeemable Preferred Stock ("Merry Land Series E Shares"). As of the date hereof, (i) 180,901 Merry Land Series A Shares, 4,000,000 Merry Land Series B Shares, 4,599,400 Merry Land Series C, 1,000,000 Merry Land Series D Shares and 4,000,000 Merry Land Series E Shares were issued and outstanding, (ii) Merry Land Common Shares were reserved for issuance under the Merry Land Dividend Reinvestment and Stock Purchase Plan (the "Merry Land Dividend Reinvestment Plan"), (iii) Merry Land Common Shares were reserved for issuance under the Merry Land Stock Option and Incentive Plan, (iv) Merry Land Common Shares were reserved for issuance subject to the exchange of 1,316,915.9476 issued and outstanding Class I Preferred Return DownREIT partnership units ("DownREIT Units") and 242,082.92 DownREIT Units required to be issued in exchange for partnership units in the Vinings at Lenox Place, and (v) Merry Land Common Shares were reserved for issuance upon the conversion of those Merry Land Preferred Shares which are convertible into Merry Land Common Shares. On the date hereof, except as set forth in this Section 2.3 or Schedule 2.3 of the Merry Land Disclosure Letter, no Merry Land Shares or other voting securities of Merry Land were issued, reserved for issuance or outstanding.

                  (b) Set forth in Schedule 2.3 of the Merry Land Disclosure Letter is a true and complete list of the following: (i) each outstanding qualified or nonqualified option to purchase Merry Land Common Shares granted under the Merry Land Stock Option and Incentive Plan or otherwise (a "Merry Land Option") and a total thereof; (ii) each grant of Merry Land Shares to employees which are subject to any risk of forfeiture ("Restricted Share Grants") and a total thereof; (iii) any obligation of Merry Land to issue Merry Land Shares as a result of the transactions contemplated hereby ("Change in Control Share Grants") and a total thereof; and (iv) each loan made by Merry Land with respect to the purchase of Merry Land Shares, including, without limitation, loans made pursuant to Merry Land's Stock Loan Program, and indicating those loans which will be forgiven, in whole or in part, as a result of the transactions contemplated by this Agreement (the "Share Loan and Acquisition Agreements") and totals thereof, and (v) all Merry Land Common Shares held by the trust established pursuant to Merry Land's Employee Stock Ownership Plan (the "ESOP"). The Restricted Share Grants are included in the number of outstanding Merry Land Shares set forth in Section 2.3(a). For each Merry Land Option held by the executive officers of Merry Land, Schedule 2.3 of the Merry Land Disclosure Letter sets forth the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under Section 422 of the Code, the number of Merry Land Shares subject to such option, the number of shares subject to options that are currently exercisable, the exercise price per share, those options granting reload options, and the number of such shares subject to share appreciation rights. For each Merry Land Option held by employees of Merry Land or any of the Merry Land Subsidiaries who are not executive officers of Merry Land, Schedule 2.3 to the Merry Land Disclosure Letter sets forth the name of the grantee, the date of the grant, the number of Merry Land Shares subject to such option and the exercise price per share. For each Restricted Share Grant,
Schedule 2.3 of the Merry Land Disclosure Letter sets forth the name of the grantee, the date of the grant and the number of Merry Land Shares granted. For each Change in Control Share Grant, Schedule 2.3 to the Merry Land Disclosure Letter sets forth the aggregate number of Merry Land Shares to be issued immediately prior to the Spin-Off and the Merger. For each Share Loan and Acquisition Agreement, Schedule 2.3 of the Merry Land

Disclosure Letter sets forth the name of the borrower, the date of the loan, the aggregate principal amount of the loan, the number of shares originally pledged as security for each loan, the number of shares that have been released from such pledge and the outstanding loan balance as of the date of the Merry Land Disclosure Letter. On the date of this Agreement, except as set forth in this
Section 2.3 or Schedule 2.3 of the Merry Land Disclosure Letter, no Merry Land Shares or other voting securities of Merry Land were issued, reserved for issuance, or outstanding.

                  (c) All outstanding Merry Land Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Merry Land, or assets of any other entities exchangeable into Merry Land Shares having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Merry Land may vote.

                  (d) Except as set forth in this Section 2.3 or in Schedule 2.3 of the Merry Land Disclosure Letter, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Merry Land or any Merry Land Subsidiary is a party or by which such entity is bound, obligating Merry Land or any Merry Land Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Merry Land or any Merry Land Subsidiary or obligating Merry Land or any Merry Land Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

                  (e) All dividends or distributions on Merry Land Shares which have been authorized or declared prior to the date of this Agreement have been paid in full.

                  (f) Since their original dates of issuance, there have been no adjustments or changes to the conversion prices of the Merry Land Series A, B or C Shares.

         2.4 OTHER INTERESTS. Except as set forth in Schedule 2.2 or 2.4 of the Merry Land Disclosure Letter, neither Merry Land nor any Merry Land Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business trust or entity (other than investments in short-term investment securities). With respect to such interests, Merry Land and each such Merry Land Subsidiary is a partner, member or stockholder in good standing, and owns such interests free and clear of all liens, pledges, security interests, claims, options or other encumbrances. Neither Merry Land nor any of the Merry Land Subsidiaries is in breach in any material respect of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it, all of which agreements, documents and contracts are (a) set forth on the Merry Land Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of Merry Land (as defined in Section 2.26), the other parties to such agreements, documents or contracts are not in any material breach of any of their respective obligations under such agreements, documents or contracts, nor has Merry Land received any notice of any such material breach.

         2.5      AUTHORITY; NONCONTRAVENTION; CONSENTS.

                  (a) Merry Land has the requisite power and authority to enter into this Agreement and, subject to the affirmative vote of at least a majority of the outstanding Merry Land Common Shares entitled to vote thereon to approve the Merger (the "Merry Land Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which Merry Land or any Merry Land Subsidiary is a party. The execution and delivery of this Agreement by Merry Land or any Merry Land Subsidiary and the consummation by Merry Land of the transactions contemplated by this Agreement to which Merry Land or any Merry Land Subsidiary is a party have been duly authorized by all necessary action on the part of Merry Land or such Merry Land Subsidiary, subject to the Merry Land Shareholder Approvals. This Agreement has been duly executed and delivered by Merry Land and constitutes a valid and binding obligation of Merry Land, enforceable against Merry Land in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  (b) Except as set forth in Schedule 2.5 to the Merry Land Disclosure Letter, the execution and delivery of this Agreement by Merry Land do not, and the consummation of the transactions contemplated by this Agreement to which Merry Land or any Merry Land Subsidiary is a party and compliance by Merry Land with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Merry Land or any Merry Land Subsidiary under, (i) the Articles of Incorporation or the Bylaws of Merry Land or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Merry Land Subsidiary, in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Merry Land or any Merry Land Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Merry Land or any Merry Land Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Merry Land Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.5 to the Merry Land Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Merry Land or any Merry Land Subsidiary in connection with the execution and delivery of this Agreement by Merry Land or the consummation by Merry Land of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a joint proxy statement relating to the approval by Merry Land's shareholders and EQR's shareholders of the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "Proxy Statement"), (y) registration statements on appropriate forms under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of listing applications with the New York Stock Exchange Inc. ("NYSE") with respect to the shares of beneficial interest of the Surviving Trust to be issued in the Merger, (iii) the filing of the Articles of Merger with the Department, (iv) the filing of the Certificate of Merger with the Secretary of State, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5 to the Merry Land Disclosure Letter, (B) as may be required under (y) federal, state or local environmental laws, or (z) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Merry Land or any Merry Land Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Merry Land Material Adverse Effect.

                  (c) Merry Land is making no representation or warranty in this
Section 2.5 with respect to any matters or approvals required for any Alternative Merger.

                  (d) For purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), Merry Land confirms that, with the exception of the Transferred Properties, the only real property owned by Merry Land consists of office and residential properties and unproductive real property, as such terms are used in the Hart-Scott Act.

         2.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Merry Land has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1992 through the date hereof (the "Merry Land SEC Documents"). Schedule 2.6 of the Merry Land Disclosure Letter contains a complete list of all Merry Land SEC Documents filed by Merry Land with the SEC since January 1, 1992 and on or prior to the date of this Agreement. All of the Merry Land SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Merry Land SEC Documents. None of the Merry Land SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Merry Land SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Merry Land included in the Merry Land SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Merry Land and the Merry Land Subsidiaries, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Merry Land has no Merry Land Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Merry Land SEC Documents or in Schedule 2.6 to the Merry Land Disclosure Letter, neither Merry Land nor any of the Merry Land Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Merry Land or in the notes thereto and which, individually or in the aggregate, would have a Merry Land Material Adverse Effect. On the date of this Agreement, Spinco has no material assets or liabilities.

         2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Merry Land SEC Documents or Schedule 2.7 to the Merry Land Disclosure Letter, since the date of the most recent audited financial statements included in the Merry Land SEC Documents (the "Merry Land Financial Statement Date") Merry Land and the Merry Land Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Merry Land and the Merry Land Subsidiaries taken as a whole (a "Merry Land Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Merry Land Material Adverse Change, (b) except for regular quarterly distributions (in the case of Merry Land) not in excess of $0.41 per Merry Land Common Share and per Class I Preferred Return Unit of Merry Land DownREIT $0.4375 per share of Merry Land Series A, $0.5513 per share of Merry Land Series B, $0.5375 per share of Merry Land Series C, $1.0363 per share of Merry Land Series D and $0.4765 per share of Merry Land Series E in each case with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Merry Land Shares, (c) any split, combination or reclassification of any of Merry Land Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Merry Land Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Merry Land Material Adverse Effect, or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Merry Land or any Merry Land Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Merry Land SEC Documents or required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Merry Land and any officer or trustee of Merry Land. There are no distributions in arrears which have been scheduled for payment or unpaid distributions with respect to the Merry Land Preferred Shares.

         2.8 LITIGATION. Except as disclosed in the Merry Land SEC Documents,
Schedule 2.8 or Schedule 2.9 to the Merry Land Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Merry Land and the Merry Land Subsidiaries (a) which are covered by adequate insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of Merry Land, threatened against or affecting Merry Land or any Merry Land Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Merry Land Material Adverse Effect or
(ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Merry Land or any Merry Land Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule
2.8 to the Merry Land Disclosure Letter sets forth each and every (i) uninsured claim involving a potential dollar cost to Merry Land in excess of $250,000,
(ii) equal employment opportunity claim and (iii) claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Merry Land, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim and (z) no claim is pending or has been made within the last five (5) years under any directors' or officers' liability insurance policy maintained at any time by Merry Land or any of the Merry Land Subsidiaries.

         2.9      PROPERTIES.

                  (a) Schedule 2.9 to the Merry Land Disclosure Letter identifies all real property owned or leased by Merry Land and the Merry Land Subsidiaries (the "Merry Land Properties"). Except as provided in Schedule 2.9 of the Merry Land Disclosure Letter, Merry Land or the Merry Land Subsidiary set forth on Schedule 2.2 of the Merry Land Disclosure Letter owns fee simple title to each of the Merry Land Properties, which are all of the real estate properties owned by them (other than Transferred Properties). All such properties are owned in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") (except as provided below). Except as set forth in Schedule 2.2, Schedule 2.18 or Schedule 2.9 of the Merry Land Disclosure Letter, no other Person has any ownership interest in any of the Merry Land Properties, and any such ownership interest so scheduled does not materially detract from the value of, or materially interfere with the present use of, any of the Merry Land Properties subject thereto or affected thereby. The Merry Land Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or other Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in the Merry Land Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Merry Land Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to EQR and listed in the Merry Land Disclosure Letter), which Encumbrances and Property Restrictions, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of the Merry Land Properties subject thereto or affected thereby (provided that Merry Land specifically represents and warrants that any Encumbrances identified on any existing title report as securing any Indebtedness, other than the Indebtedness identified on
Schedule 2.18 of the Merry Land Disclosure Letter, has been released of record since the date of the title report in question) and (iv) mechanics', carriers', workmen's, repairmen's liens, other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Merry Land Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Merry Land and the Merry Land Subsidiaries. Except as provided in Schedule 2.9 of the Merry Land Disclosure Letter, no portion of any of the Merry Land Properties is located in a flood zone area "V". Schedule 2.9 lists each of the Merry Land Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

                  (b) Except as provided in Schedule 2.9 to the Merry Land Disclosure Letter, valid policies of title insurance (each a "Merry Land Title Insurance Policy") have been issued insuring Merry Land's or the applicable Merry Land Subsidiary's fee simple title to the Merry Land Properties in amounts at least equal to the purchase price thereof paid by Merry Land therefor, subject only to the matters disclosed above and on the Merry Land Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. A true and correct copy of each Merry Land Title Insurance Policy has been previously delivered to EQR.

                  (c) Except as provided in Schedule 2.9 to the Merry Land Disclosure Letter or in Merry Land's capital budget attached to the Merry Land Disclosure Letter (the "Merry Land Capital Budget"), Merry Land has no Knowledge (as defined in Section 2.26) (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Merry Land Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Merry Land Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Merry Land Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the Merry Land Properties issued by any governmental authority; (iii) of any material structural defects relating to any Merry Land Property which costs more than $100,000 to repair; (iv) of any Merry Land Property whose building systems are not in working order in any material respect and costs more than $100,000 to repair; (v) of any physical damage to any Merry Land Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration; (vi) of any current renovation or uninsured restoration to any Merry Land Property the cost of which exceeds $250,000; or (vii) of items referred to in Section 2.9(c)(iii)-(vi) which aggregate for Merry Land and the Merry Land Subsidiaries more than $7,500,000.

                  (d) Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, neither Merry Land nor any of the Merry Land Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Merry Land Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Merry Land Properties or by the continued maintenance, operation or use of the parking areas.

                  (e) Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, all of the Merry Land Properties are managed by Merry Land or a wholly-owned Merry Land Subsidiary.

                  (f) The Rent Roll for the Merry Land Properties as of June 1, 1998 has been previously delivered or made available to EQR, and is complete and correct in all material respects as of the date thereof.

                  (g) Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Merry Land Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, the failure would not have a Merry Land Material Adverse Effect, and Merry Land has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Merry Land Properties delivered to EQR prior to the date hereof.

                  (h) Merry Land and each of the Merry Land Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of Merry Land as of December 31, 1997, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such Encumbrances reflected on

Schedule 2.18 or Schedule 2.9 to the Merry Land Disclosure Schedule or on the consolidated balance sheet of Merry Land as of December 31, 1997, and the notes thereto, and except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of Merry Land and the Merry Land Subsidiaries and are not, in the aggregate, material in relation to the assets of Merry Land on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of Merry Land.

                  (i) Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, no Merry Land Property is currently under development or subject to any agreement with respect to development, and neither Merry Land nor any Merry Land Subsidiary shall enter into any such agreements between the date hereof and the Effective Time without the prior written approval of EQR.

         2.10 ENVIRONMENTAL MATTERS. Merry Land has delivered to EQR a true and complete copy of the environmental reports listed on Schedule 2.10 of the Merry Land Disclosure Letter (the "Merry Land Environmental Reports"). To Merry Land's Knowledge, the Merry Land Environmental Reports constitute all final environmental reports (including, without limitation, all final versions of environmental investigations and testing or analysis made by or on behalf of Merry Land or any of the Merry Land Subsidiaries) with respect to the Merry Land Properties in the possession of Merry Land or any Merry Land Subsidiary. With respect to each Merry Land Property, since the day of the most recent Environmental Report relating to such Merry Land Property, except for any condition that individually or in the aggregate would not be reasonably likely to have a Merry Land Material Adverse Effect, (a) no Hazardous Substances (as defined below) have been used, stored, manufactured, treated, processed or transported to or from any such Merry Land Property except as necessary to the conduct of business and in compliance with Environmental Laws (as defined below); (b) there have been no spills, releases, discharges or disposal of Hazardous Substances to have occurred or be presently occurring on or from such Merry Land Property; (c) such Merry Land Property and the business conducted thereon are not in violation of Environmental Laws; (d) Merry Land and the Merry Land Subsidiaries have not received and do not reasonably expect to receive any notice of potential responsibility, letter of inquiry or notice of alleged liability from any Person regarding such Merry Land Property or the business conducted thereon. For the purposes of this Paragraph 2.10 only, "Merry Land Properties" shall be deemed to include all property formerly owned, operated or leased by Merry Land or the Merry Land Subsidiaries; solely, however, as to the period of time when such property was so owned, operated, or leased by Merry Land or the Merry Land Subsidiaries.

         "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, county, state, territorial or national, at any time in force or effect relating to:

                  (a) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

                  (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances;

                  (c)      the regulation of storage tanks; or

                  (d) otherwise relating to pollution or the protection of human health or the environment.

         "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, county, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including, but not limited to,

                  (a) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et. seq., the Clean Water Act, 33 U.S.C. section 1251 et. seq., the Clean Air Act, 42 U.S.C. section 7401 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. section 11011 et. seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et. seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. section 136 et. seq., the Atomic Energy Act, 42 U.S.C. section 22011 et. seq., and the Hazardous Materials Transportation Act, 42 U.S.C. section 1801 et. seq.;

                  (b) petroleum and petroleum products including crude oil and any fractions thereof;

                  (c) natural gas, synthetic gas, and any mixtures thereof; and

                  (d) radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls and electromagnetic field radiation.

         2.11 RELATED PARTY TRANSACTIONS. Set forth in Schedule 2.11 to the Merry Land Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Merry Land or any of the Merry Land Subsidiaries under which continuing obligations exist with (a) any consultant, (b) any person who is an officer, trustee, director or Affiliate (as defined below) of Merry Land or any of the Merry Land Subsidiaries, any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (c) any person who acquired Merry Land Shares in a private placement within the preceding three years, except those of a type available to Merry Land employees generally. Such documents, copies of all of which have previously been delivered or made available to EQR, are listed in
Schedule 2.11 to the Merry Land Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

         2.12 EMPLOYEE BENEFITS. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Merry Land or Merry Land Subsidiaries (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on Schedule 2.12. With respect to the Employee Plans:

                  (a) Except as disclosed in the Merry Land SEC Documents or in
         Schedule 2.12 to the Merry Land Disclosure Letter, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by section 4980B of the Code or
         Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

                  (b) Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax exempt under Section 501(a) of the Code and no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed or are pending, Merry Land has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of Merry Land, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

                           (i) all Controlled Group Members have filed or caused
                  to be filed every material return, report, statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor) with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material liability in connection with such filings;

                           (ii) all Controlled Group Members have delivered or
                  caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material liability in connection with such deliveries;

                           (iii) all contributions and payments with respect to
                  Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code;

                           (iv) with respect to each such Employee Plan, to the
                  extent applicable, Merry Land has delivered to EQR true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Report (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

                  (c) With respect to each Employee Plan, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under
         Section 4975(d) of the Code or Section 408 of ERISA.

                  (d) Except as disclosed in Schedule 2.12A, no Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. With respect to each Employee Plan set forth on Schedule 2.12A, Merry Land represents that each such Employee Plan has been completely terminated in accordance with all Code and ERISA requirements for a "standard termination" (as defined in 4041(b) of ERISA), as applicable on the termination date.

                  (e) With respect to each pension plan maintained by any Controlled Group Member, such Plans provide the Plan Sponsor the authority to amend or terminate the plan at any time, subject to applicable requirements of ERISA and the Code.

         2.13 EMPLOYEE MATTERS. Schedule 2.13 of the Merry Land Disclosure Letter lists the employee handbooks of Merry Land and each of the Merry Land Subsidiaries currently in effect. A copy of each such employee handbook has previously been made available to EQR. Except as set forth in Schedule 2.13 of the Merry Land Disclosure Letter, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of Merry Land and the Merry Land Subsidiaries. Neither Merry Land nor any of the Merry Land Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has Merry Land or any of the Merry Land Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of Merry Land's employees. To the Knowledge of Merry Land there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Merry Land or any of the Merry Land Subsidiaries.

         2.14     TAXES.

                  (a) Each of Merry Land and the Merry Land Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or Merry Land has paid on its behalf) all Taxes (as defined below) shown or reflected on such returns and reports as required to be paid by it except (i) as set forth in Schedule 2.14 to the Merry Land Disclosure Letter, or (ii) real estate taxes that are being contested in good faith by appropriate proceedings and for which Merry Land or the applicable Merry Land Subsidiary shall have set aside on its books adequate reserves. The most recent audited financial statements contained in the Merry Land SEC Documents reflect an adequate reserve for all material Taxes payable or accrued by Merry Land and the Merry Land Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Merry Land Financial Statement Date, Merry Land has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including, without limitation, any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Merry Land nor any Merry Land Subsidiary has incurred any liability for taxes other than in the ordinary course of business. Neither the consummation of the Spin-Off by Merry Land nor the consummation of the Purchase and Sale Agreement by and between EQR and Spinco will cause Merry Land or any Merry Land Subsidiary or EQR or any EQR Subsidiary to incur any liability under Section 857(b)(6) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Merry Land. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a "30-day letter" or notice of deficiency sent by the IRS, or, to the Knowledge of Merry Land, otherwise proposed, asserted or assessed against Merry Land or any of the Merry Land Subsidiaries. No waivers of the time to assess any such Taxes have been executed by Merry Land or any Merry Land Subsidiary and, to the Knowledge of Merry Land, no requests for such waivers are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

                  (b) Merry Land (i) for all taxable years commencing with January 1, 1987 through December 31, 1997, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years,
(ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1998, and thereafter until the Effective Time and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by the tenants of the Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2)(C) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and no such challenge is pending or, to Merry Land's Knowledge, threatened. Each Merry Land Subsidiary which is a partnership, joint venture or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or ignored as a separate entity, as the case may be, and (ii) has not since its formation owned any assets (including, without limitation, securities) that would cause Merry Land to violate Section 856(c)(4) of the Code. Except for ML Services, Inc., each Merry Land Subsidiary which is a corporation or treated as an association taxable as a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code.

         2.15 NO PAYMENTS TO EMPLOYEES, OFFICERS, TRUSTEES OR DIRECTORS. Set forth in Schedule 2.3 and Schedule 2.15 of the Merry Land Disclosure Letter is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which will become payable, accelerated or vested to or in each employee, officer, trustee or director of Merry Land or any Merry Land Subsidiary as a result of the Spin-Off and Merger. Except as described in
Schedule 2.3 and Schedule 2.15 to the Merry Land Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer, trustee or director of Merry Land or any Merry Land Subsidiary.

         2.16 BROKERS; SCHEDULE OF FEES AND EXPENSES. Except as disclosed in
Schedule 2.16 to the Merry Land Disclosure Letter, no broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which have previously been disclosed to EQR, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merry Land or any Merry Land Subsidiary.

         2.17 COMPLIANCE WITH LAWS. Except as disclosed in the Merry Land SEC Documents or in Schedule 2.6 to the Merry Land Disclosure Letter, neither Merry Land nor any of the Merry Land Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have a Merry Land Material Adverse Effect.

         2.18     CONTRACTS; DEBT INSTRUMENTS.

                  (a) To the Knowledge of Merry Land, except as disclosed in the Merry Land SEC Documents or in Schedule 2.18 to the Merry Land Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which Merry Land or any Merry Land Subsidiary may conduct its business. Neither Merry Land nor any Merry Land Subsidiary has received a written notice that Merry Land or any Merry Land Subsidiary is in violation of or in default under (nor to the Knowledge of Merry Land does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, nor to the Knowledge of Merry Land does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Merry Land Material Adverse Effect.

                  (b) Except for any of the following expressly identified in Merry Land SEC Documents, Schedule 2.18 to the Merry Land Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness of Merry Land or any Merry Land Subsidiary, other than Indebtedness payable to Merry Land or a Merry Land Subsidiary is outstanding or may be incurred (collectively, the "Debt Documents"), as well as the amount outstanding under each Debt Document as of June 30, 1998. For purposes of this Section 2.18, "Indebtedness" shall mean, to the extent any such item exceeds $50,000, (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person.

                  (c) To the extent not set forth in response to the requirements of Section 2.18(b), Schedule 2.18 to the Merry Land Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Merry Land or any Merry Land Subsidiary is a party or an obligor with respect thereto.

                  (d) Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, neither Merry Land nor any of the Merry Land Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Merry Land Properties.

                  (e) Neither Merry Land nor any of the Merry Land Subsidiaries is a party to any agreement relating to the management of any of the Merry Land Properties except the agreements described in Schedule 2.18 to the Merry Land Disclosure Letter (the "Third Party Management Agreements"). True and complete copies of the Third Party Management Agreements have previously been furnished to EQR.

                  (f) Neither Merry Land nor any of the Merry Land Subsidiaries is a party to any agreement pursuant to which Merry Land or any Merry Land Subsidiary manages any real properties other than Merry Land Properties, except for the agreements described in Schedule 2.18 to the Merry Land Disclosure Letter (the "Outside Property Management Agreements").

                  (g) Except for budgeted construction disclosed in the Merry Land Capital Budget or in Schedule 2.22 of the Merry Land Disclosure Letter,
Schedule 2.18 of the Merry Land Disclosure Letter lists all agreements entered into by Merry Land or any of the Merry Land Subsidiaries relating to the development or construction of, or additions or expansions to, any Merry Land Properties which are currently in effect and under which Merry Land or any of the Merry Land

Subsidiaries currently has, or expects to incur, an obligation in excess of $250,000. True and correct copies of such agreements have previously been delivered or made available to EQR.

                  (h) Schedule 2.18 to the Merry Land Disclosure Letter lists all agreements entered into by Merry Land or any of the Merry Land Subsidiaries providing for the sale of, or option to sell, any Merry Land Properties or the purchase of, or option to purchase, any real estate which are currently in effect.

                  (i) Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, neither Merry Land nor any Merry Land Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Merry Land or any Merry Land Subsidiary, except for standard indemnification provisions entered into in the normal course of business, (ii) to pay any additional purchase price for any of the Merry Land Properties, or
(iii) to make any reprorations or adjustments to prorations involving an amount in excess of $25,000 (other than real estate taxes) that may previously have been made with respect to any property currently or formerly owned by Merry Land.

                  (j) Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, neither Merry Land nor any Merry Land Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements." As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Merry Land Partnership or any other Merry Land Subsidiary that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of Merry Land or any Merry Land Subsidiary, (including, without limitation, requiring Merry Land or any Merry Land Subsidiary to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that Merry Land or any Merry Land Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Merry Land Properties, or (iii) requires that Merry Land or any Merry Land Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of Merry Land or any Merry Land Subsidiary.

                  (k) Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, there are no material outstanding contractual obligations of Merry Land or any Merry Land Subsidiary to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Merry Land Subsidiary or any other Person.

         2.19 OPINION OF FINANCIAL ADVISOR. Merry Land has received the opinion of Morgan Stanley & Co. Incorporated, dated July 8, 1998, satisfactory to Merry Land, and a signed copy of which has been provided to EQR.

         2.20 STATE TAKEOVER STATUTES. Merry Land has taken all action necessary to exempt the transactions contemplated by this Agreement between EQR and Merry Land and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

         2.21 REGISTRATION STATEMENT. The information relating to Merry Land and the Merry Land Subsidiaries included in the Registration Statement (as defined in Section 5.1) will not, as of the effective date of the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.22 DEVELOPMENT PROPERTIES. Schedule 2.22 to the Merry Land Disclosure Letter lists all agreements entered into by Merry Land or any of the Merry Land Subsidiaries relating to the development or construction of, or additions or expansions to, any real properties which are currently in effect.

         2.23 INVESTMENT COMPANY ACT OF 1940. Neither Merry Land nor any of the Merry Land Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         2.24 TRADEMARKS, PATENTS AND COPYRIGHTS. Except as set forth in
Schedule 2.24 to the Merry Land Disclosure Letter, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Merry Land Material Adverse Effect, Merry Land and each Merry Land Subsidiary owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Merry Land and the Merry Land Subsidiaries as currently conducted or as contemplated to be conducted, and Merry Land has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Merry Land and the Merry Land Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Merry Land Material Adverse Effect. To Merry Land's Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Merry Land or any Merry Land Subsidiary that individually or in the aggregate could have a Merry Land Material Adverse Effect.

         2.25 INSURANCE. Except as set forth on Schedule 2.25 to the Merry Land Disclosure Letter, each of Merry Land and the Merry Land Subsidiaries are, and has been continuously since January 1, 1993, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Merry Land and the Merry Land Subsidiaries during such time period. Except as set forth on Schedule 2.25 to the Merry Land Disclosure Letter, neither Merry Land nor any Merry Land Subsidiary has received any notice of cancellations or termination with respect to any material insurance policy of Merry Land or any Merry Land Subsidiary. The insurance policies of Merry Land and each Merry Land Subsidiary are valid and enforceable policies in all material respects.

         2.26 DEFINITION OF KNOWLEDGE OF MERRY LAND. As used in this Agreement, the phrase "to the Knowledge of Merry Land" (or words of similar import) means the knowledge of those individuals identified in Schedule 2.26 of the Merry Land Disclosure Letter.

         2.27 VOTE REQUIRED. Except for the Merry Land Shareholder Approvals, no other vote or consent by the equity-holders of Merry Land or any Merry Land Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement and the transactions contemplated hereby; provided, however, no representation or warranty is being made in this Section 2.27 with respect to any vote or consent required for any Alternative Merger.

         2.28 ESOP ACCRUALS. As of the date hereof, Merry Land has accrued a total of approximately $559,000 in contributions to the ESOP and, other than regular monthly accruals in monthly amounts not exceeding $95,000 (the "Monthly ESOP Accrual"), has made no accruals or contributions to the ESOP during the previous twelve (12) month period from the date hereof.


                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF EQR

         Except as set forth in the letter of even date herewith signed by the President of EQR and delivered to Merry Land prior to the execution hereof (the "EQR Disclosure Letter"), EQR represents and warrants to Merry Land as follows:

         3.1 ORGANIZATION, STANDING AND POWER OF EQR. EQR is a real estate investment trust duly organized and validly existing under the laws of Maryland and has the requisite power and authority to carry on its business as now being conducted. EQR is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of EQR and the Subsidiaries of EQR (other than Subsidiaries which are not Affiliates of EQR) ("EQR Subsidiaries") taken as a whole ("EQR Material Adverse Effect"). EQR has delivered to Merry Land complete and correct copies of its Second Amended and

Restated Declaration of Trust and Second Amended and Restated Bylaws, in each case as amended or supplemented to the date of this Agreement.

         3.2      CAPITAL STRUCTURE.

                  (a) The authorized shares of beneficial interest of EQR consist of 200,000,000 EQR Common Shares and 100,000,000 preferred shares of beneficial interest ("EQR Preferred Shares"), including (i) 6,120,000 9-3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the "EQR Series A Preferred Shares"), (ii) 500,000 9-1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, that are represented by 5,000,000 depository shares (the "EQR Series B Preferred Shares"), (iii) 460,000 9-1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share, that are represented by 4,600,000 depository shares (the "EQR Series C Preferred Shares"), (iv) 805,000 8.60% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (Liquidation Preference $250.00 Per Share) (the "EQR Series D Preferred Shares"), (v) 4,600,000 Series E Cumulative Convertible Preferred Shares of Beneficial Interest, $0.01 par value per share (the "EQR Series E Preferred Shares"), (vi) 2,300,000 9.65% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the "EQR Series F Preferred Shares"), and (vii) 1,265,000 7 1/4% Series G Convertible Cumulative Preferred Shares of Beneficial Interest, $0.01 par value per share (the "EQR Series G Preferred Shares"). As of June 30, 1998, (i) 97,870,504 EQR Common Shares, 6,120,000 EQR Series A Preferred Shares, 500,000 EQR Series B Preferred Shares (represented by 5,000,000 depositary shares), 460,000 EQR Series C Preferred Shares (represented by 4,600,000 depositary shares), 700,000 EQR Series D Preferred Shares (represented by 7,000,000 depositary shares), 3,998,000 EQR Series E Preferred Shares, 2,300,000 EQR Series F Preferred Shares and 1,265,000 EQR Series G Preferred Shares were outstanding, (ii) 825,223 EQR Common Shares were available for issuance under EQR's 1996 Non-Qualified Employee Share Purchase Plan (the "EQR Employee Share Plan"), (iii) 5,664,717 EQR Common Shares were issuable upon exercise of outstanding share options (the "EQR Options") to purchase EQR Common Shares and 1,282,059 EQR Common Shares were available for grant, under EQR's Fourth Amended and Restated 1993 Share Option and Share Award Plan (the "Employee Share Award and Option Plan"), (iv) 5,996,377 shares were reserved for issuance under EQR's Distribution Reinvestment and Purchase Plan (the "EQR Distribution Reinvestment Plan"),(v) 9,687,781 EQR Common Shares were reserved for issuance upon redemption of limited partnership interests in ERP Operating Partnership (" OP Units") for EQR Common Shares pursuant to the EQR Partnership Agreement, and (vi) 7,623,507 shares were reserved for issuance upon the conversion of the EQR Preferred Shares which are convertible into EQR Common Shares. On the date hereof, except as set forth in this Section 3.2 or Schedule 3.2 of the EQR Disclosure Letter, no shares of beneficial interest or other voting securities of EQR were issued, reserved for issuance or outstanding.

                  (b) All outstanding shares of beneficial interest of EQR are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, except that the shareholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by EQR. There are no bonds, debentures, notes or other indebtedness of EQR having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of EQR may vote.

                  (c) Except (i) for the EQR Options, (ii) for the OP Units (which, subject to certain restrictions, may be exchanged by the holders thereof for either EQR Common Shares on a one-for-one basis or, at EQR's option, cash), as are disclosed in Schedule 3.2 to the EQR Disclosure Letter, (iii) for the EQR Reinvestment Plan, (iv) for the EQR Employee Share Award and Option Plan, or (v) as set forth in Schedule 3.2 to the EQR Disclosure Letter, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which EQR or any EQR Subsidiary is a party or by which such entity is bound, obligating EQR or any EQR Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of EQR or of any EQR Subsidiary or obligating EQR or any EQR Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to EQR or an EQR Subsidiary). Except as set forth on
Schedule 3.2 to the EQR Disclosure Letter or as required under the ERP Operating Partnership Agreement, there are no outstanding contractual obligations of EQR or any EQR Subsidiary to repurchase, redeem or otherwise acquire any shares of beneficial interest of EQR or any capital stock, voting securities, or other ownership interests in any EQR Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than an EQR Subsidiary).

                  (d) EQR owns all of its partnership interests in ERP Operating Partnership free and clear of all Liens.

         3.3 ORGANIZATION, STANDING AND POWER OF ERP OPERATING PARTNERSHIP. ERP Operating Partnership is a limited partnership duly organized and validly existing under the laws of Illinois and has the requisite power and authority to carry on its business as now being conducted. ERP Operating Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a EQR Material Adverse Effect. EQR has delivered to Merry Land complete and correct copies of ERP Operating Partnership's Fourth Amended and Restated Agreement of Limited Partnership, as amended or supplemented to the date of this Agreement, as well as a form of ERP Operating Partnership Fifth Amended and Restated Agreement of Limited Partnership, which EQR currently contemplates adopting, in whole or in part, prior to the Effective Time.

         3.4 CAPITAL STRUCTURE OF ERP OPERATING PARTNERSHIP. As of June 30, 1998, the number of outstanding OP Units consisted of (a) 97,870,499 units of general partnership interest, (b) 9,687,781 units of limited partnership interest, (c) 6,120,000 9-3/8% Series A Cumulative Redeemable Preference Units,
(d) 500,000 9-1/8% Series B Cumulative Redeemable Preference Units, (e) 460,000 9-1/8% Series C Cumulative Redeemable Preference Units, (f) 700,000 8.60% Series D Cumulative Redeemable Preference Units, (g) 3,998,000 Series E Cumulative Convertible Preference Units, (h) 2,300,000 Series F Cumulative Redeemable Preference Units, and (i) 1,265,000 7 1/4% Series G Convertible Cumulative Preference Units. Except for the units of limited partnership interest, all of the units of partnership interest in ERP Operating Partnership are owned by EQR free and clear of all Liens.

         3.5      AUTHORITY; NONCONTRAVENTION; CONSENTS.

                  (a) EQR has the requisite power and authority to enter into this Agreement and, subject to the affirmative vote of at least a majority of the outstanding EQR Common Shares entitled to vote thereon to approve the Merger (the "EQR Shareholder Approvals" and, together with the Merry Land Shareholder Approvals, the "Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which EQR is a party. The execution and delivery of this Agreement by EQR and the consummation by EQR of the transactions contemplated by this Agreement to which EQR is a party have been duly authorized by all necessary action on the part of EQR, subject to the EQR Shareholder Approvals. This Agreement has been duly executed and delivered by EQR and constitutes a valid and binding obligation of EQR, enforceable against EQR in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  (b) Except as set forth in Schedule 3.5 to the EQR Disclosure Letter, the execution and delivery of this Agreement by EQR do not, and the consummation of the transactions contemplated by this Agreement to which EQR is a party and compliance by EQR with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EQR or any EQR Subsidiary under, (i) the Second Amended and Restated Declaration of Trust or Second Amended and Restated Bylaws of EQR or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other EQR Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to EQR or any EQR Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to EQR or any EQR Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have an EQR Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to EQR or any EQR Subsidiary in connection with the execution and delivery of this Agreement or the consummation by EQR of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Proxy Statement and
(y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with the Department, (iii) the filing of the Certificate of Merger with the Secretary of State, (iv) such filings as may be required in connection with the payment of any transfer and gains taxes and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5 to the EQR Disclosure Letter or (B) as may be required under (x) federal, state or local environmental laws or (y) the securities laws of the State of Maryland or
(C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent EQR from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, an EQR Material Adverse Effect.

                  (c) EQR is making no representation or warranty in this
Section 3.5 with respect to any matters or approvals required for any Alternative Merger.

                  (d) For purposes of determining compliance with the Hart-Scott Act, EQR confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its shareholders.

         3.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. EQR and ERP Operating Partnership have filed all required reports, schedules, forms, statements and other documents with the SEC since August 18, 1993 through the date hereof (the "EQR SEC Documents"). Schedule 3.6 to the EQR Disclosure Letter contains a complete list of all EQR SEC Documents filed by EQR under the Exchange Act since January 1, 1997 and on or prior to the date of this Agreement. All of the EQR SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such EQR SEC Documents. None of the EQR SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later EQR SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of EQR and the EQR Subsidiaries included in the EQR SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of EQR and the EQR Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth in the EQR SEC Documents or in Schedule 3.6 to the EQR Disclosure Letter, neither EQR nor any EQR Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of EQR or in the notes thereto and which, individually or in the aggregate, would have an EQR Material Adverse Effect.

         3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the EQR SEC Documents or in Schedule 3.7 to the EQR Disclosure Letter, since the date of the most recent audited financial statements included in the EQR SEC Documents (the "EQR Financial Statement Date"), EQR and the EQR Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of EQR and the EQR Subsidiaries taken as a whole (a "EQR Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an EQR Material Adverse Change, (b) except for regular quarterly distributions (in the case of EQR) not in excess of $0.67 per EQR Common Share, $0.5859 per EQR Series A Preferred Share, $0.5703 per EQR Series B Preferred Share, $0.5703 per EQR Series C Preferred Share, $0.5375 per EQR Series D Preferred Share, $0.4375 per EQR Series E Preferred Share, $0.6031 per EQR Series F Preferred Share and $0.4531 per EQR Series G Preferred Share, in each case subject to rounding adjustments as necessary and with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of EQR's shares of beneficial interest, (c) any split, combination or reclassification of any of EQR's shares of beneficial interest, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have an EQR Material Adverse Effect, or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by EQR or any EQR Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the EQR SEC Documents or required by a change in GAAP. EQR is not in default in the payment of distributions on the EQR Preferred Shares.

         3.8 LITIGATION. Except as disclosed in the EQR SEC Documents or in
Schedule 3.8 to the EQR Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of EQR and the EQR Subsidiaries (a) which are covered by adequate insurance, or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of EQR, threatened in writing against or affecting EQR or any EQR Subsidiary that, individually or in the aggregate, could reasonably be expected to

(i) have an EQR Material Adverse Effect, or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EQR or any EQR Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         3.9      PROPERTIES.

                  (a) EQR or one of the EQR Subsidiaries owns fee simple title to each of the real properties listed in the EQR SEC Filings as owned by it (the "EQR Properties"), except where the failure to own such title would not have an EQR Material Adverse Effect.

                  (b) The EQR Properties are not subject to any Encumbrances or Property Restrictions which could cause an EQR Material Adverse Effect.

                  (c) Valid policies of title insurance have been issued insuring EQR's or the applicable EQR Subsidiaries' fee simple title to the EQR Properties in amounts at least equal to the purchase price thereof paid by EQR or the applicable EQR Subsidiaries therefor, except where the failure to obtain such title insurance would not have an EQR Material Adverse Effect.

                  (d) EQR has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the EQR Properties where such failure would have an EQR Material Adverse Effect, or of any pending threat of modification or cancellation of any of the same which would have an EQR Material Adverse Effect,
(ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the EQR Properties issued by any governmental authorities which would have an EQR Material Adverse Effect, or (iii) of any structural defects relating to EQR Properties, EQR Properties whose building systems are not in working order, physical damage to any EQR Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration, except such structural defects, building systems not in working order, physical damage, renovation and restoration which, in the aggregate, would not have an EQR Material Adverse Effect.

                  (e) Neither EQR nor any of the EQR Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the EQR Properties, or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the EQR Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, in the aggregate, would not have an EQR Material Adverse Effect.

                  (f) All work to be performed, payments to be made and actions to be taken by EQR or the EQR Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any EQR Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), has been performed, paid or taken, as the case may be, except where the failure to do so would, in the aggregate, not have an EQR Material Adverse Effect, and EQR has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements which would have an EQR Material Adverse Effect.

         3.10 ENVIRONMENTAL MATTERS. None of EQR, any of the EQR Subsidiaries or, to EQR's Knowledge, any other Person has caused or permitted (a) the unlawful presence of any Hazardous Substances on any of the EQR Properties, or
(b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the EQR Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have an EQR Material Adverse Effect; and in connection with the construction on or operation and use of the EQR Properties, EQR and the EQR Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except to the extent such failure to comply, individually or in the aggregate, would not have an EQR Material Adverse Effect. EQR has previously delivered or made available to Merry Land complete copies of all environmental investigations and testing or analysis made by or on behalf of EQR or any of the EQR Subsidiaries with respect to the environment condition of the EQR Properties, all of which are listed in the EQR Disclosure Letter.

         3.11     TAXES.

                  (a) Each of EQR and the EQR Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or EQR has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it except where the failure to file such tax returns or reports and failure to pay such Taxes would not have an EQR Material Adverse Effect. The most recent audited financial statements contained in the EQR SEC Documents reflect an adequate reserve for all material Taxes payable by EQR and the EQR Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the EQR Financial Statement Date, EQR has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither EQR nor any EQR Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon EQR. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a "30-day letter" or notice of deficiency sent by the IRS, or, to the Knowledge of EQR, otherwise proposed, asserted or assessed against EQR or any of the EQR

Subsidiaries. No waivers of the time to assess any such Taxes have been executed by EQR or any EQR Subsidiary and, to the Knowledge of EQR, no such waivers are pending.

                  (b) EQR (i) for all taxable years commencing with 1992 through the most recent December 31, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1998, and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by tenants to the EQR Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and to EQR's Knowledge, no such challenge is pending or threatened. Each EQR Subsidiary which is a partnership, joint venture or limited liability company has been treated since its formation and continues to be treated for federal income tax purposes as a partnership, or ignored as a separate entity, as the case may be, and not as a corporation or as an association taxable as a corporation. Each corporation, trust or other entity taxable as an association which has merged with and into EQR had been subject to taxation as a REIT at all times since its initial election of REIT status and had satisfied all requirements to qualify as a REIT for such years, except to the extent that a failure to satisfy such requirements would not have a EQR Material Adverse Effect.

         3.12 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities Inc. the fees and expenses of which have previously been disclosed to Merry Land and will be paid by EQR, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of EQR or any EQR Subsidiary.

         3.13 COMPLIANCE WITH LAWS. Except as disclosed in the EQR SEC Documents, neither EQR nor any of the EQR Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have an EQR Material Adverse Effect.

         3.14 CONTRACTS; DEBT INSTRUMENTS. Neither EQR nor any EQR Subsidiary has received a written notice that EQR or any EQR Subsidiary is in violation of or in default under (nor to the Knowledge of EQR does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of EQR does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not have an EQR Material Adverse Effect, except as set forth in Schedule 3.14 to the EQR Disclosure Letter.

         3.15 OPINION OF FINANCIAL ADVISOR. EQR has received the opinion of J.P. Morgan Securities Inc. dated July 8, 1998, satisfactory to EQR, a signed copy of which has been provided to Merry Land, to the effect that the consideration to be paid by EQR in connection with the Merger is fair, from a financial point of view, to EQR.

         3.16 STATE TAKEOVER STATUTES. EQR has taken all action necessary to exempt transactions between EQR and Merry Land and its Affiliates from the operation of Takeover Statutes.

         3.17 REGISTRATION STATEMENT. The information with respect to EQR and the EQR Subsidiaries included in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.18 INVESTMENT COMPANY ACT OF 1940. Neither EQR nor any of the EQR Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

         3.19 DEFINITION OF KNOWLEDGE OF EQR. As used in this Agreement, the phrase "to the Knowledge of EQR" (or words of similar import) means the knowledge of those individuals identified in Schedule 3.19 to the EQR Disclosure Letter.

         3.20 VOTE REQUIRED. Except for the EQR Shareholder Approvals, no other vote or consent by the equity-holders of EQR or any EQR Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement or the transactions contemplated hereby; provided, however, that no representation or warranty is being made in this Section 3.20 with respect to any vote or consent required for any Alternate Merger.

         3.21 EMPLOYEE POLICIES. Each employee plan or arrangement of EQR is in material compliance with ERISA, to the extent subject to ERISA, and any other applicable law governing such employee plan or arrangement.

                                    ARTICLE 4

                                    COVENANTS

         4.1 ACQUISITION PROPOSALS. Prior to the Effective Time, Merry Land agrees that:

                  (a) neither it nor any of the Merry Land Subsidiaries shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of Merry Land or any of the Merry Land Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

                  (b) it will use its best efforts not to permit any of its officers, directors, employees, agents or financial advisors to engage in any of the activities described in Section 4.1(a);

                  (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.1(b) of the obligations undertaken in this Section 4.1; and

                  (d) it will notify EQR immediately if Merry Land receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of Merry Land from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) the Board of Directors of Merry Land determines in good faith that such action is required for the Board of Directors to comply with its duties to shareholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Merry Land provides written notice to EQR to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which Merry Land determined in good faith was required to be executed in order for the Board of Directors to comply with its duties to shareholders imposed by law), Merry Land keeps EQR informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 4.1 shall (x) permit Merry Land to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit Merry Land to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Merry Land shall not enter into an agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)) or (z) affect any other obligation of Merry Land under this Agreement; provided, however, that the Board of Directors of Merry Land may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, "Superior Acquisition

Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Board of Directors of Merry Land determines in good faith to be more favorable to Merry Land's shareholders from a financial point of view than the Merger and which the Board of Directors of Merry Land determines is reasonably capable of being consummated.

         4.2 CONDUCT OF MERRY LAND'S BUSINESS PENDING MERGER. Prior to the Effective Time, except as (i) contemplated by this Agreement, (ii) set forth in
Schedule 4.2 to the Merry Land Disclosure Letter or (iii) consented to in writing by EQR, Merry Land shall, and shall cause each of the Merry Land Subsidiaries to, conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore, and, irrespective of whether or not in the ordinary course of business, Merry Land shall, and shall cause each of the Merry Land Subsidiaries to:

                  (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

                  (b) confer on a regular basis with one or more representatives of EQR to report operational matters of materiality and, subject to
         Section 4.1, any proposals to engage in material transactions;

                  (c) promptly notify EQR of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

                  (d) promptly deliver to EQR true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

                  (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Merry Land notifies EQR that it is availing itself of such extensions and provided such extensions do not adversely affect Merry Land's status as a qualified REIT under the Code;

                  (g) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve Merry Land's status as a REIT or the status of any

         Merry Land Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

                  (h) other than in connection with those development agreements set forth in Schedule 2.22 to the Merry Land Disclosure Letter, not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness except for working capital under its revolving line(s) of credit, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct other real estate projects;

                  (i) not amend its Articles of Incorporation, Bylaws, code of regulations or partnership agreement or comparable charter or organizational document or the articles of incorporation, Bylaws, partnership agreement, joint venture agreement or comparable charter or organization document of any Merry Land Subsidiary without EQR's prior written consent, which shall not be unreasonably withheld or delayed;

                  (j) issue no and make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding or reserved for issuance, other than pursuant to (i) those items disclosed in Schedule 2.3 to the Merry Land Disclosure Letter and (ii) the conversion of any Merry Land Preferred Shares, in accordance with the terms thereof;

                  (k) grant no options or other right or commitment relating to its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of beneficial interest or capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors;

                  (l) except (i) as provided in Section 5.13 and Section 5.14 hereof, (ii) in connection with the use of Merry Land Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, or (iii) for dividends and distributions by a Merry Land Subsidiary to Merry Land, a wholly-owned Merry Land Subsidiary, ML Services, Inc., a Georgia corporation ("Services Corp."), or Merry Land DownREIT, not (x) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its beneficial interest or capital stock, or (y) directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest, shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, shares of capital stock, membership interests, or units of partnership interest;

                  (m) not sell, lease, mortgage, subject to Lien or otherwise dispose of any material part of its assets, individually or in the aggregate, except in the ordinary course of business;

                  (n) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to wholly-owned Merry Land Subsidiaries in existence on the date hereof (other than Spinco and Subsidiaries of Spinco), Merry Land DownREIT or Services Corp.;

                  (o) not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to EQR or incurred in the ordinary course of business consistent with past practice;

                  (p) except as reflected in the Merry Land Capital Budget, not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "Commitment") which may result in total payments or liability by or to it in excess of $1,000,000 or aggregate Commitments in excess of $5,000,000;

                  (q) not guarantee the indebtedness of another Person (including Spinco), enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

                  (r) not enter into or amend any Commitment with any officer, director, consultant or Affiliate of Merry Land or any of the Merry Land Subsidiaries other than Commitments with consultants involving payments of less than $10,000 per annum;

                  (s) not increase any compensation or enter into or amend any employment agreement or other arrangement with any of its officers, directors or employees earning more than $75,000 per annum as of the date hereof, other than waivers by employees of benefits under such agreements, or enter into any employment agreement or arrangement with any other Person not currently an employee of Merry Land or a Merry Land Subsidiary, providing for compensation in excess of $75,000 per annum;

                  (t) except as otherwise provided in Section 5.10(c) and
         Section 5.19, not adopt any new employee benefit plan or amend any existing plans, options or rights, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect;

                  (u) not settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

                  (v) not change the ownership of any of its Subsidiaries except pursuant to the Asset Exchange Agreement on the Closing Date;

                  (w) not accept a promissory note in payment of the exercise price payable under any option to purchase Merry Land Shares;

                  (x) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the persons that are affiliates, or as of the date hereof, all officers, directors or employees, of Merry Land or any Merry Land Subsidiary;

                  (y) Except as provided in Schedule 2.9 or Schedule 2.18 to the Merry Land Disclosure Letter, not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity;

                  (z) not purchase any property nor conduct any material business or operations on behalf of or for the benefit of Spinco nor cause or permit Spinco to purchase any property or conduct any material business or operations on its own behalf; provided, however, that Spinco may take steps deemed necessary to prepare for the receipt of the Transferred Properties and the commencement of operations on the Effective Date;

                  (aa) suspend the Merry Land Dividend Reinvestment Plan, effective as of the date of this Agreement; and

                  (bb) use its reasonable best efforts to continue to qualify as a REIT prior to the Effective Time and not enter into any prohibited transaction, including, without limitation, any transaction consummated pursuant to the Spin-Off that would be considered a prohibited transaction as defined in Section 857(b)(6) of the Code.

For purposes of this Section 4.2 only, any contract, transaction or other event shall be deemed to be material and to be subject to the terms hereof if it would result or is expected to result in a net impact on Merry Land's consolidated income statement in excess of $1,000,000, or on Merry Land's consolidated balance sheet in excess of $1,000,000.

         4.3 CONDUCT OF EQR'S BUSINESS PENDING MERGER. Prior to the Effective Time, except as (i) contemplated by this Agreement, or (ii) consented to in writing by Merry Land, EQR shall, and shall cause each of the EQR Subsidiaries to:

                  (a) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

                  (b) confer on a regular basis with one or more representatives of Merry Land to report operational matters of materiality which would have a EQR Material Adverse Effect;

                  (c) promptly notify Merry Land of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

                  (d) promptly deliver to Merry Land true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (e) maintain its books and records in accordance with GAAP consistently applied;

                  (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities; and

                  (g) use its reasonable best efforts to continue to qualify as a REIT prior to the Effective Time and not enter into any prohibited transaction, including, without limitation, any transaction consummated pursuant to the Spin-Off that would be considered a prohibited transaction as defined in Section 857(b)(6) of the Code.

For purposes of this Section 4.3 only, an emergency, change, complaint, investigation or hearing shall be deemed material if it would reasonably be expected to have an EQR Material Adverse Effect.

         4.4 OTHER ACTIONS. Each of Merry Land on the one hand and EQR on the other hand shall not, and shall use its reasonable best efforts to cause their Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.1, any of the conditions to the Merger set forth in
Article 6 not being satisfied.

         4.5 FILING OF CERTAIN REPORTS. The Surviving Trust shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Merry Land or EQR may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of beneficial interest of the Surviving Trust received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such Rule may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

         4.6 COMPLIANCE WITH THE SECURITIES ACT. Prior to the Effective Time, Merry Land shall promptly cause to be prepared and delivered to EQR a list (reasonably satisfactory to counsel for EQR) identifying all persons who, at the time of the Merry Land and EQR Shareholders Meetings, may be deemed to be "affiliates" of Merry Land as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). Merry Land shall use its best efforts to cause each person who is identified as an Affiliate in such list to deliver to Merry Land on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any EQR Common Shares issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145. EQR shall be entitled to place legends as specified in such written agreements on the certificates representing any EQR Common Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the EQR Common Shares, consistent with the terms of such agreements.


                                    ARTICLE 5

                              ADDITIONAL COVENANTS

         5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; MERRY LAND SHAREHOLDERS MEETING AND EQR SHAREHOLDERS MEETING.

                  (a) Merry Land and EQR shall use their reasonable best efforts to prepare and file with the SEC a preliminary Proxy Statement (which shall also constitute an information statement with respect to Spinco), in form and substance satisfactory to each of EQR and Merry Land and such registration statements under the Securities Act and Exchange Act as may be required (collectively, the "Registration Statement") as soon as practicable following the date of this Agreement. To the extent practicable, the parties shall utilize one document for transmittal to their respective shareholders to meet applicable legal requirements. Each of Merry Land and EQR shall promptly use its reasonable best efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and Exchange Act and the rules and regulations promulgated under such acts as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Merry Land and EQR will use its reasonable best efforts to cause the Proxy Statement to be mailed to Merry Land's shareholders and EQR's shareholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party agrees to date its Proxy Statement as of the same date, which shall be the approximate date of mailing to the shareholders of the respective parties. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, EQR or Merry Land, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of EQR and the shareholders of Merry Land such amendment or supplement to the Proxy Statement. Merry Land also shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of beneficial interest of the Surviving Trust pursuant to the Merger, and Merry Land shall furnish all information concerning Merry Land and the holders of Merry Land Shares and rights to acquire Merry Land Shares as may be reasonably requested in connection with any such action.

                  (b) EQR will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of EQR), duly call, give notice of, convene and hold a meeting of its shareholders (the "EQR Shareholders Meeting") for the purpose of obtaining the EQR Shareholder Approvals. EQR will, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger, and the transactions contemplated by this Agreement.

                  (c) Merry Land will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Merry Land), duly call, give notice of, convene and hold a meeting of its shareholders (the "Merry Land Shareholders Meeting", and, together with the EQR Shareholders Meeting, the "Shareholders Meetings") for the purpose of obtaining Merry Land Shareholder Approvals. Merry Land will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement; provided, that prior to the Merry Land Shareholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a Superior Acquisition Proposal, the Board of Directors of Merry Land determines in good faith that such withdrawal, modification or amendment is appropriate.

                  (d) EQR and Merry Land shall use their best efforts to hold their respective shareholder meetings on the same day, which day, subject to the provisions of Sections 5.1(b) and 5.1(c), shall be a day not later than 35 days after the date the Proxy Statement is mailed.

                  (e) If on the date for the EQR Shareholders Meeting and Merry Land Shareholders Meeting established pursuant to Section 5.1(d) of this Agreement, either EQR or Merry

Land has not received a sufficient number of proxies to approve the Merger (but less than a majority of the outstanding common shares of beneficial interest or common stock, as the case may be, of such party have voted against the Merger), then both parties shall adjourn their respective shareholders meetings until the first to occur of (i) the date ten (10) days after the originally scheduled date of the shareholders meetings or (ii) the date on which the requisite number of proxies approving the Merger has been obtained or proxies have been received representing more than a majority of its outstanding common shares of beneficial interest or common stock, as the case may be, which voted against the Merger.

         5.2 ACCESS TO INFORMATION: CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of Merry Land and EQR shall, and shall cause each of the Merry Land Subsidiaries and EQR Subsidiaries, respectively, to afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Merry Land and EQR shall, and shall cause each of the Merry Land Subsidiaries and EQR Subsidiaries, respectively, to furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Merry Land and EQR shall, and shall cause the Merry Land Subsidiaries and EQR Subsidiaries, respectively, to use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of May 26, 1998 between Merry Land and EQR (the "Confidentiality Agreement").

         5.3      BEST EFFORTS; NOTIFICATION.

                  (a) Subject to the terms and conditions herein provided, Merry Land and EQR shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to Merry Land and EQR; and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and trustees of Merry Land and EQR shall take all such necessary action.

                  (b) Merry Land shall give prompt notice to EQR, and EQR shall give prompt notice to Merry Land, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         5.4 COSTS OF TRANSACTION. On the Closing Date, EQR and Merry Land shall execute, and Merry Land shall cause Spinco to execute, the Transaction Costs Agreement in substantially the form attached hereto as Exhibit "F" (the "Transaction Costs Agreement"). In the event that the Merger is not consummated, each of EQR and Merry Land shall pay their own costs and expenses relating to the Merger and the other transactions contemplated by this Agreement; provided, however, that all printing costs and SEC filing fees in connection with the Merger shall be paid 50% by Merry Land and 50% by EQR and, provided further, that this Section 5.4 shall in no way affect the rights and obligations of the parties hereto under Article 7.

         5.5 TAX TREATMENT. Each of EQR and Merry Land shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(g).

         5.6 PUBLIC ANNOUNCEMENTS. EQR and Merry Land will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Spin-Off, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

         5.7 LISTING. Prior to the Effective Time, EQR shall use its best efforts to have the NYSE approve for listing, upon official notice of issuance, the shares of beneficial interest in EQR to be issued in the Merger and listed on the NYSE after the Effective Time.

         5.8      LETTERS OF ACCOUNTANTS.

                  (a) Merry Land shall use its reasonable best efforts to cause to be delivered to EQR on or before the date of the mailing of the Proxy Statement, the "comfort" letter of Arthur Andersen, LLP, Merry Land's independent public accountants, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to EQR, in form and substance reasonably satisfactory to EQR and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                  (b) EQR shall use its reasonable best efforts to cause to be delivered to Merry Land on or before the date of the mailing of the Proxy Statement, the "comfort" letter of Ernst & Young LLP, EQR's independent public accountants, of the kind contemplated by the AICPA Statement, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Merry Land, in form and substance reasonably satisfactory to Merry Land and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         5.9 TRANSFER AND GAINS TAXES. EQR and Merry Land shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, the Surviving Trust shall, or shall cause ERP Operating Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of beneficial interests in the Surviving Trust, all Transfer and Gains Taxes.

         5.10     BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.

                  (a) BENEFIT PLANS. After the Effective Time, all employees of Merry Land who are employed by the Surviving Trust shall, at the option of the Surviving Trust, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA, currently maintained by Merry Land which is, at the option of the Surviving Trust, continued by the Surviving Trust, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Trust who were formerly employees of EQR in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by the Surviving Trust for similarly situated employees after the Effective Time. With respect to each such employee benefit plan, service with EQR or any EQR Subsidiary or with Merry Land or any Merry Land Subsidiary (as applicable) shall be included for purposes of determining eligibility to participate and vesting (if applicable). With respect to medical benefits provided by the Surviving Trust on and after the Closing Date, coverage that would otherwise be denied due to a preexisting illness shall be provided to those employees who had such coverage under a plan sponsored by EQR, Merry Land or any of the EQR Subsidiaries or Merry Land Subsidiaries before the Closing Date.

                  (b) RETENTION AND SEVERANCE PROGRAM. Prior to the Effective Time, Merry Land shall adopt a severance/bonus/Retention and Severance Program (the "Retention and Severance Program") attached hereto as Exhibit "G". The Retention and Severance Program shall allow for the payment of (i) cash severance and bonus payments ("Severance Payments") to be allocated among certain employees of Merry Land and the Merry Land Subsidiaries, in lieu of any and all other severance payments, but exclusive of and not in lieu of any bonus, ESOP, or other compensation accrued in the ordinary course of business with respect to services rendered in 1998 to the Effective Date, all in accordance with past practice, as compensation for remaining employed by Merry Land or a Merry Land Subsidiary until the Effective Time and (ii) retention payments ("Retention Payments") for entering into employment arrangements with EQR or a EQR Subsidiary subsequent to the Effective Time. Schedule 5.10 to the Merry Land Disclosure Letter sets forth those employees (the "Merry Land Schedule 5.10 Employees") who will be offered Severance Payments, as well as the amount of each such Severance Payment. The Surviving Trust shall maintain the Retention and Severance Program in accordance with the terms thereof. In no event shall Merry Land adopt or agree to any other severance or Retention and Severance Program in addition to the Retention and Severance Program, except as otherwise specifically set forth in this Agreement. Neither the Retention and Severance Program nor any other term of this Agreement shall require the Surviving Trust to continue the employment of any employee of Merry Land after the Effective Time. As a condition to receiving any payment under this Section 5.10(b), each Merry Land Schedule 5.10 Employee shall execute a release in the form provided in the Retention and Severance Program (an "Employment Release").

                  (c)      OPTIONEES.

                  (i) Prior to the Closing, each individual holding a Merry Land Option shall have the right to enter into a written agreement with EQR providing for the cancellation of the vested portion of such option immediately following the Effective Time for cash in an amount equal to the difference between the Closing Price of Merry Land Common and the applicable exercise price set forth in such option, multiplied by the number of Merry Land Common Shares subject to such option to the extent such option is vested at the Effective Time, it being understood that all employees whose employment does not continue after the Effective Time shall be deemed vested as of the Effective Time. For purposes of this paragraph, "Closing Price" shall mean the unweighted average closing price of a Merry Land Common Share, reported as "New York Stock Exchange Composite Transactions" by The Wall Street Journal (Midwest Edition) for the ten (10) Trading Days ending on the third Trading Day immediately prior to the Closing Date. For the purposes of the paragraph only,

         "Trading Day" shall mean any day on which Merry Land Common Shares are traded on the NYSE.

                  (ii) Merry Land and EQR agree to take all appropriate action to cause each Merry Land Option which remains unexercised as of the Effective Time (other than those options to be terminated pursuant to Section 5.10(c)(i)) to be amended to (i) adjust the number of shares for which such option is thereafter exercisable by multiplying such number of shares by .54, (ii) adjust the per share exercise price by dividing such exercise price by .54, and (iii) to provide that such option shall be exercisable for EQR Common Shares. Accordingly, as more fully described in the Merry Land Stock Option and Incentive Plan (the "Plan"), upon conversion of the number of shares and the exercise price, all Merry Land options shall remain subject to the Plan's terms. EQR agrees to register the shares subject to the Plan on a registration statement on Form S-8 filed with the SEC as soon as practicable following the Effective Time.

                  (iii) From and after the date hereof the Merry Land Board of Directors will not authorize, and Merry Land will not grant any Incentive Stock Options, Nonstatutory Stock Options, Stock Loan Rights, Director Stock Loan Rights, Dividend Rights, or Restricted Stock Grants under the Merry Land Stock Option and Incentive Plan. Furthermore, the Merry Land Board of Directors will not authorize any additional Stock Appreciation Rights under Section 7 of the Merry Land Stock Option and Incentive Plan and shall terminate any Stock Appreciation Rights heretofore granted pursuant to such Section 7 to the extent such termination will not violate the rights of any optionee and, in lieu thereof, Merry Land will assist such Optionees in making a "cashless" exercise of such options through a broker.

                  (d) WITHHOLDING. Merry Land shall require each employee who exercises a Merry Land Option, receives Merry Land Shares pursuant to any existing commitment, receives any payment or loan satisfaction pursuant to Section 5.10(f) hereof, or otherwise receives any payment from Merry Land as a result of the transactions contemplated by this Agreement, to pay to Merry Land in cash or Merry Land Shares an amount sufficient to satisfy in full Merry Land's obligation to withhold Taxes incurred by reason of such exercise, issuance or receipt.

                  (e)      PAYMENTS/LOAN FORGIVENESS.

                  (i) The compensation, benefits, payments, accelerations, share options and share appreciation rights of the executives and directors of Merry Land, as set forth in Schedule 2.15 of the Merry Land Disclosure Letter, shall be satisfied at the Effective Time or as otherwise set forth in this Agreement in accordance with the terms set forth in Schedule 2.15 and Schedule 5.10(e) to the Merry Land Disclosure Letter.

                  (ii) All outstanding loans made to the employees and directors of Merry Land under the Merry Land Stock Loan Program shall be forgiven at the Effective Time; provided, however, that 60% of any dividends or distributions declared on the Merry Land Common Shares after the date hereof, where the record date for such dividends or distributions is prior to the Effective Time (other than the Distribution), shall continue to be applied towards the repayment of such loans.

         As a condition to each employee and director of Merry Land receiving compensation, benefits, payments, accelerations, share options, appreciation rights and loan forgiveness described in this Section 5.10(e), such employee or director shall execute an Employment Release.

         5.11 TAX INDEMNIFICATION. If the compensation, benefits, payment accelerations, share option acceleration, appreciation rights or loan forgiveness received by an employee of Merry Land who will receive a Severance Payment (as to each such employee or director, the "Payments") will be subject to the excise tax imposed by Section 4999 of the Code and any successor provision, or any comparable provision of state or local tax law (collectively, "Section 4999"), or any interest, penalty or addition to tax will be incurred by such persons with respect to such excise tax (such excise tax, together with any such interest, penalty or addition to tax being referred to herein as the "Excise Tax"), then, those employees of Merry Land who will receive Severance Payments shall receive an additional cash payment (a "Gross-Up Payment") in an amount such that after the payment by such employee of Merry Land of all taxes, interest, penalties, and additions to tax imposed with respect to the Gross-Up Payment (including, without limitation, any income tax, employment tax payable by the employee and Excise Tax imposed upon the Gross-Up Payment), such employee of Merry Land retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payments; provided, however, that in no event shall the aggregate amount of Gross-Up Payments paid in accordance with this Section 5.11 exceed $16,250,000 and in no event shall the aggregate payments made to any individual pursuant to this Section 5.11 exceed the Gross-Up Payment (i.e., the amount necessary to offset the amount of the Excise Tax). Schedule 5.11 to the Merry Land Disclosure Letter sets forth the name of each individual who shall be entitled to a Gross-Up Payment pursuant to this Section 5.11, as well as the estimated amount of each such Gross-Up Payment. In calculating the Gross-Up Payment, each Gross-Up Payment recipient will be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation as of the year in which the Gross-Up Payment is to be made and state and local taxes at the highest marginal rate of taxation in the state or locality of the Gross-Up Payment recipient's state of residence as of the date the Effective Time occurs, net of the maximum reduction in Federal income taxes which could be obtained from deducting the state and local taxes if paid in the year in which the Effective Time occurs.

         5.12     INDEMNIFICATION.

                  (a) From and after the Effective Time, EQR shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Merry Land or any Merry Land Subsidiary (including W. Tennent Houston, in his capacity as trustee under the ESOP) (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by Merry Land (including advancement of expenses, if so provided) immediately prior to the Effective Time in its Amended and Restated Articles of Incorporation and Bylaws, the ESOP or any other Employee Plan as in effect at the close of business on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement and; provided further, that EQR shall not be obligated under any circumstances to provide exculpation or indemnification for any officer or director of Spinco in their capacity as an officer or a director of Spinco. EQR shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions comparable to Merry Land's current directors and officers liability insurance policy covering the directors and officers of Merry Land with respect to their service as such prior to the Effective Time. The premium for such policy shall be paid in full at the Effective Time. If EQR has directors' and officers' insurance, such insurance shall apply to all directors and officers of EQR serving as such during the period such coverage is in effect.

                  (b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of EQR and Merry Land. EQR agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of EQR under this
Section 5.12. The provisions of this Section 5.12 shall survive the Merger and are in addition to any other rights to which an Indemnified Party may be entitled.

                  (c) In the event that the Surviving Trust or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this
Section 5.12, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each trustee, director and officer covered hereby.

         5.13 ASSET EXCHANGE AND PURCHASE AND SALE AGREEMENTS. Merry Land shall
(i) cause Spinco to execute the Purchase and Sale Agreement, (ii) execute, and cause Spinco to execute, the Asset Exchange Agreement and any other agreement related to the transactions contemplated hereby to which Merry Land or Spinco is a party and (iii) use its commercially reasonable efforts to obtain all material consents required to be obtained by Merry Land and the Merry Land Subsidiaries from third parties in order to perform their respective obligations under the Purchase and Sale Agreement, the Asset Exchange Agreement and the other agreements contemplated thereby to which Merry Land or Spinco is a party. Merry Land shall keep EQR currently apprised of its progress in obtaining such consents. Merry Land shall inform EQR promptly if it appears unlikely that any given consent will be obtained. Merry Land shall cooperate with EQR in taking any action to either obtain such consents or to put Merry Land and the Merry Land Subsidiaries in a position so that such consents are no longer required.

         5.14 DECLARATION OF DIVIDENDS AND DISTRIBUTIONS. From and after the date of this Agreement, Merry Land shall not make any dividend or distribution to its shareholders without the prior written consent of EQR; provided, however, the written consent of EQR shall not be required for (i) the distribution of Spinco shares pursuant to the Spin-Off , (ii) the authorization and payment of quarterly distributions with respect to the Merry Land Series A Shares of up to $0.4375 per share, the Merry Land Series B Shares of up to $0.5513 per share, the Merry Land Series C Shares of up to $0.5375 per share, the Merry Land Series D Shares of up to $1.0363 per share, and the Merry Land Series E Shares of up to $0.4765 per share or (iii) the authorization and payment of quarterly distributions with respect to the Merry Land Common Shares (and, if required under the Amended and Restated Partnership Agreement of Merry Land DownREIT, with respect to the DownREIT Units), on a per share (or per unit) basis, of up to$0.41 for the third and fourth quarters of 1998, provided that the record dates for such distributions shall be September 16, 1998, and, provided that the Merger has not previously been consummated, December 16, 1998, respectively.

         5.15 TRANSFER OF MERRY LAND ASSETS AFTER EFFECTIVE TIME. Merry Land acknowledges that immediately after the Effective Time, the real properties owned by Merry Land and the Merry Land Subsidiaries (or the equity interests in the entity then holding such properties) and the equity interests in certain of the Merry Land Subsidiaries shall be transferred through one or more transactions to ERP Operating Partnership, subject to all liabilities of Merry Land and the Merry Land Subsidiaries, as a capital contribution in exchange for a number of units and preferred units of ERP Operating Partnership equal to the number of common shares of beneficial interest and preferred shares of beneficial interest of the Surviving Trust issued in the Merger to the owners of the shares of beneficial interest of Merry Land in the Merger; provided, however, that Merry Land makes no representation or warranty regarding EQR's ability to accomplish the foregoing, the costs that would be incurred, whether under Section 5.9 hereof or otherwise, in connection therewith or any consents or approvals that may be required therefor.

         5.16     NOTICES.

                  (a) Within the time period provided for in the Second Amended and Restated Declaration of Trust of EQR, as amended as provided in the Articles of Merger, EQR shall notify the holders of convertible Merry Land Preferred Shares (which have been converted into preferred shares of EQR pursuant to the Merger) of the conversion rate applicable to such shares after giving effect to the Merger.

                  (b) Each party shall provide such notice to its shareholders of the Merger and other transactions contemplated hereby as is required under Maryland law and Georgia law.

         5.17 RESIGNATIONS. On the Closing Date, if requested by EQR, Merry Land shall cause the directors and officers of Merry Land and each of the Merry Land Subsidiaries (excluding Spinco and any Subsidiaries thereof) to submit their resignations from such positions, effective as of the Effective Time.

         5.18 10b-17 NOTICE. Merry Land shall give any notice required under Rule 10b-17 promulgated under the Exchange Act of the record date for determining the holders of Merry Land Common Shares entitled to receive the distribution of the shares of Spinco owned by Merry Land. The parties shall co-operate in establishing the date for the Closing Date in order to facilitate compliance with said Rule.

         5.19 ESOP. With respect to the ESOP, prior to the Effective Time, Merry Land shall, in accordance with ERISA and any other applicable law, use its best efforts to cause (i) the satisfaction of the ESOP's outstanding acquisition loan; (ii) the termination of the ESOP; and (iii) the completion of termination distributions to all participants and beneficiaries of the ESOP. Prior to the Effective Time, Merry Land shall make no accruals, contributions or other payments to the ESOP other than accruals, contributions or other payments in respect of the Monthly ESOP Accrual or as otherwise contemplated by this Section 5.19.

         5.20 VALUATION OF DISTRIBUTION. For the purposes of valuing the Distribution in order to adjust the applicable conversion prices of the Merry Land Series A, B and C Shares (according to the terms of such shares), Merry Land hereby covenants that such valuation shall be such that when the adjusted conversion price of such shares is multiplied by the Exchange Ratio, such number shall be no greater than the conversion price of such shares on the date of this Agreement multiplied by .54.

         5.21 MERGER OF MERRY LAND DOWNREIT. Merry Land hereby acknowledges that, prior to the Effective Time, EQR may desire to effectuate (i) the merger of Merry Land DownREIT with and into ERP Operating Partnership or an affiliate of ERP Operating Partnership, (ii) the contribution by the limited partners of Merry Land DownREIT of their DownREIT Units to ERP Operating Partnership in exchange for limited partnership interests in ERP Operating Partnership, and/or
(iii) another transaction or transactions related to the ownership and/or operation of Merry Land DownREIT. Merry Land hereby undertakes to use its best efforts to cooperate with and assist EQR (at EQR's request) in the effectuation of any or all of the above transactions, it being understood, however, that the consummation of any such transaction is not a condition to the Merger or the other transactions contemplated by this Agreement.

         5.22 TRANSFER OF SERVICES COMPANY SHARES. At the Closing, Merry Land shall cause the owners (other than Merry Land or a wholly-owned subsidiary of Merry Land) to transfer to such person or persons as EQR shall designate by written notice delivered to Merry Land prior to the Closing, all of the shares of Services Corp. owned by them, constituting all the outstanding shares of the Services Corp. which are not owned by Merry Land or a wholly-owned subsidiary of Merry Land for an aggregate consideration of $1.00, unless Services Corp. was dissolved prior to the Closing Date.

         5.23     CERTAIN PROPERTIES.

                  (a) EQR hereby acknowledges that five (5) specified assets, as set forth in the Asset Exchange Agreement and Purchase and Sale Agreement attached hereto as Exhibits "B" and "F", respectively (collectively, the "Spinco Assets"), are to be either transferred by Merry Land to Spinco prior to the consummation of the Merger pursuant to the Asset Exchange Agreement or sold to Spinco by ERP Operating Partnership or an Affiliate of ERP Operating Partnership pursuant to the Purchase and Sale Agreement subsequent to the Effective Time. EQR agrees that Merry Land shall have the right to determine which of the one or more five (5) Spinco Assets that will be transferred to Spinco pursuant to the Asset Exchange Agreement and which of the five (5) Spinco Assets that will be sold to Spinco pursuant to the Purchase and Sale Agreement subject to the approval of EQR, which will not be unreasonably withheld; provided, however, that in no event shall the excess of (i) the Agreed Value (as defined in the Purchase and Sale Agreement) of the Spinco Assets sold to Spinco pursuant to the Purchase and Sale Agreement over (ii) the adjusted tax basis of such assets as of the date such assets are sold to Spinco exceed the Gain Limitation (as defined below). Schedule 5.23A of the EQR and Merry Land Disclosure Letters sets forth the current allocation of the Spinco Assets as between those Spinco Assets which will be transferred to Spinco pursuant to the Asset Exchange Agreement and those Spinco Assets which will be sold to Spinco pursuant to the Purchase and Sale Agreement; provided, however, that if the parties hereinafter agree to a different allocation of Spinco Assets pursuant to this Section 5.23, Schedule 5.23A shall be amended to reflect such different allocation.

                  (b) For purposes of this Section 5.23, the "Gain Limitation" shall mean the amount by which (i) the distributions that EQR is expected to pay to the former holders of Merry Land Shares on the first dividend payment date of EQR following the Closing (determined using the estimated dividend rates set forth on Schedule 5.23B to the EQR and Merry Land Disclosure Letters), exceeds
(ii) the "Short Period Merry Land E&P" (as defined below). The parties further acknowledge and agree that in the event the Effective Time occurs on the same date that Merry Land has paid a dividend on the Merry Land Shares, then the Gain Limitation shall be zero. For purposes of this Section 5.23, the "Short Period Merry Land E&P" shall mean (i) the "earnings and profits" of Merry Land (as determined under the Code and agreed upon by EQR and Merry Land) for the period beginning on January 1 of the year of Closing through the Closing Date (excluding any gain on the sale of the Spinco Assets recognized by Rudolph and any deductions for any Payments and Gross-Up Payments made by Rudolph) multiplied by (ii) a fraction, the numerator of which is the number of days in the calendar year from the Closing Date through the end of the calender quarter in which the Closing Date occurs and the denominator of which is 360 less the number of days in the calendar year from the Closing Date to December 31 of the year of Closing.
Schedule 5.23B to the EQR and Merry Land Disclosure Letters sets forth an illustration of the foregoing formula.

                  (c) Notwithstanding to the foregoing, the Gain Limitation shall be reduced (but not below zero) by the amount of any and all Payments and Gross-Up Payments (as defined in Section 5.11 hereof), to the extent any such items are deductible by Merry Land for Federal income tax purposes. The parties further agree that in the event that the earnings and profits of Merry Land (as agreed upon by EQR and Merry Land) for the period beginning on January 1 of the year of Closing and ending on the Closing Date are greater than zero after taking into account all income and deductions for such period (including, without limitation, any gain recognized by Merry Land as a result of the transfer of Spinco Assets to Spinco under the Asset Exchange Agreement and any distribution of Spinco common shares to the holders of the Merry Land Common Shares), then to the extent permitted under Section 857(b)(3)(D) of the Code, Merry Land shall treat the amount (if any) of such earnings and profits in excess of zero as an undistributed capital gain in accordance with Section 857(b)(3)(D) of the Code.


                                    ARTICLE 6

                                   CONDITIONS

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) SHAREHOLDER APPROVALS. This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the Shareholder Approvals.

                  (b) LISTING OF SHARES. The NYSE shall have approved for listing the shares of beneficial interest of the Surviving Trust to be issued in the Merger and to be listed on the NYSE after the Effective Time, subject to official notice of issuance.

                  (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities and Exchange Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

                  (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

                  (e) BLUE SKY LAWS. The Surviving Trust shall have received all state securities or "blue sky" permits and other authorizations necessary (i) to issue shares of beneficial interest to the shareholders of Merry Land.

                  (f) OPINION OF MARYLAND COUNSEL. EQR and Merry Land shall have received the opinion of Ballard Spahr Andrews & Ingersoll, LLP, to the effect that this Agreement and the Articles of Merger are enforceable under Maryland law, that all requisite approval of the Merger by the shareholders of EQR has been obtained, and as to such other matters as are customary in a transaction such as the Merger.

                  (g) OPINION OF GEORGIA COUNSEL. EQR and Merry Land shall have received the opinion of Hull, Towill, Norman & Barrett, P.C. to the effect that this Agreement and the Certificate of Merger are enforceable under Georgia law, that all the requisite approvals of the Merger by the shareholders of Merry Land have been obtained, and as to such other matters as are customary in transactions such as the Merger.

         6.2 CONDITIONS TO OBLIGATIONS OF EQR. The obligations of EQR to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived in writing by EQR:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Merry Land set forth in this Agreement shall be true and correct as of the Closing Date (other than changes thereto which occurred solely by reason of the Spin-Off, except with respect to the representations and warranties provided in Section 2.14), as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and EQR shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Merry Land contained herein are so qualified) signed on behalf of Merry Land by the chief executive officer or the chief financial officer of Merry Land, in such capacity, to such effect; provided, however, that no representation or warranty shall be deemed to have been breached as a result of any act of Spinco and its Subsidiaries taken or omitted to be taken after the date of this Agreement, if such act or omission was taken or omitted to be taken without causing Spinco to breach Section 4.2 of this Agreement. For the purposes of Section 6.2(a), the representations and warranties of Merry Land shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Merry Land Material Adverse Effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF MERRY LAND. Merry Land shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and EQR shall have received a certificate signed on behalf of Merry Land by the chief executive officer or the chief financial officer of Merry Land, in such capacity, to such effect.

                  (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Merry Land Material Adverse Change and EQR shall have received a certificate of the chief executive officer or chief financial officer of Merry Land, in such capacity, certifying to such effect.

                  (d) OPINION RELATING TO REIT AND PARTNERSHIP STATUS. EQR shall have received an opinion of Hull, Towill, Norman & Barrett, P.C., and, if requested by EQR, Arthur Andersen LLP, reasonably satisfactory to EQR, that, (i) commencing with its taxable year ended December 31, 1987, Merry Land was organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations) and (ii) each Merry Land Subsidiary which is a partnership, joint venture or limited liability company has not been at any time since it became a Merry Land Subsidiary treated for federal income tax purposes as an association taxable as a corporation.

                  (e) OTHER TAX OPINION. EQR shall have received an opinion dated the Closing Date from counsel to EQR, based upon customary certificates and representation letters, and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

                  (f) COMFORT LETTER. EQR shall have received the letter from the accountants for Merry Land required by Section 5.8 hereof.

                  (g) OPINION OF COUNSEL. EQR shall have received an opinion from Hull, Towill, Norman & Barrett, P.C. and Piper & Marbury L.L.P. or other counsel to Merry Land reasonably satisfactory to EQR dated the Closing Date in form and substance reasonably satisfactory to EQR addressing the matters set forth in Exhibit "H" hereto.

                  (h) CONSENTS. Except as set forth on Schedule 6.2 to the Merry Land Disclosure Letter, all consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an EQR Material Adverse Effect or a Merry Land Material Adverse Effect.

                  (i) ASSET EXCHANGE AGREEMENT. Merry Land and Spinco shall have entered into the Asset Exchange Agreement and each of the transactions contemplated thereby shall have been completed to the extent required to be completed thereunder as of such time.

                  (j) PREFERRED STOCK PURCHASE AGREEMENT. Merry Land shall have executed and delivered the Preferred Stock Purchase Agreement.

                  (k) DEVELOPMENT AGREEMENT. Spinco shall have executed and delivered the Development Agreement.

                  (l) PURCHASE AND SALE AGREEMENT. Spinco shall have executed and delivered the Purchase and Sale Agreement.

         6.3 CONDITIONS TO OBLIGATIONS OF MERRY LAND. The obligation of Merry Land to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by Merry Land:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of EQR set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Merry Land shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of EQR contained herein are so qualified) signed on behalf of EQR by the chief executive officer and the chief financial officer of such party to such effect. For the purposes of this Section 6.3(a), the representations and warranties of EQR shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have an EQR Material Adverse Effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF EQR. EQR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Merry Land shall have received a certificate of EQR signed on behalf of EQR by the chief executive officer or the chief financial officer of EQR, in such capacity, to such effect.

                  (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no EQR Material Adverse Change and Merry Land shall have received a certificate of the chief executive officer or chief financial officer of EQR, in such capacity, certifying to such effect.

                  (d) COMFORT LETTER. Merry Land shall have received the letter from the accountants for EQR required by Section 5.8 hereof.

                  (e) OPINION RELATING TO REIT STATUS AND PARTNERSHIP STATUS. Merry Land shall have received an opinion of Rudnick & Wolfe, reasonably satisfactory to Merry Land, that, commencing with its taxable year ended December 31, 1992, (A) EQR was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (B) ERP Operating Partnership has been during and since 1993 and continues to be, treated for federal income tax purposes as a partnership, and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

                  (f) OTHER TAX OPINION. Merry Land shall have received an opinion dated the Closing Date from Piper & Marbury L.L.P., based upon customary certificates and representation letters and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

                  (g) OPINION OF COUNSEL. Merry Land shall have received an opinion from Rudnick & Wolfe or other counsel to EQR reasonably satisfactory to Merry Land dated the Closing Date in form and substance reasonably satisfactory to Merry Land addressing the matters set forth in Exhibit "I" hereto dated the Closing Date.

                  (h) CONSENTS. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an EQR Material Adverse Effect or a Merry Land Material Adverse Effect.

                  (i) PREFERRED STOCK PURCHASE AGREEMENT. ERP Operating Partnership shall have executed and delivered the Preferred Stock Purchase Agreement.

                  (j) DEVELOPMENT AGREEMENT. ERP Operating Partnership shall have executed and delivered the Development Agreement.

                  (k) PURCHASE AND SALE AGREEMENT. ERP Operating Partnership shall have executed and delivered the Purchase and Sale Agreement.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Department, whether before or after either of the Shareholder Approvals are obtained:

                  (a) by mutual written consent duly authorized by both the Board of Trustees of EQR and Board of Directors of Merry Land;

                  (b) by EQR, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Merry Land set forth in this Agreement, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by February 28, 1999 (or as otherwise extended);

                  (c) by Merry Land, upon a breach of any representation, warranty, covenant obligation or agreement on the part of EQR set forth in this Agreement, in either case such that the conditions set forth in
         Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by February 28, 1999 (or as otherwise extended);

                  (d) by either EQR or Merry Land, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

                  (e) by either EQR or Merry Land, if the Merger shall not have been consummated before February 28, 1999; provided, in the case of termination pursuant to this Section 7.1(e), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section;

                  (f) by either EQR or Merry Land if, upon a vote at a duly held Merry Land Shareholders Meeting or any adjournment thereof, the Merry Land Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

                  (g) by either EQR or Merry Land if, upon a vote at a duly held EQR Shareholders Meeting or any adjournment thereof, the EQR Shareholder Approvals shall not have been obtained as contemplated by
         Section 5.1;

                  (h) by Merry Land, if prior to the Merry Land Shareholders Meeting, the Board of Directors of Merry Land shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Acquisition Proposal; and

                  (i) by EQR if (i) prior to the Merry Land Shareholders Meeting, the Board of Directors of Merry Land shall have withdrawn or modified in any manner adverse to EQR its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or (ii) Merry Land shall have entered into a definitive agreement with respect to any Acquisition Proposal.

         7.2 CERTAIN FEES AND EXPENSES. If this Agreement shall be terminated
(i) pursuant to Section 7.1(h) or 7.1(i), then Merry Land will pay EQR (provided Merry Land was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) a fee equal to the Break-Up Fee (as defined below), or (ii) pursuant to Section 7.1(b) or 7.1(f), then Merry Land will pay EQR (provided Merry Land was not entitled to terminate this Agreement pursuant to

Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated pursuant to
Section 7.1(c) or 7.1(g), then EQR will pay Merry Land (provided EQR was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination), an amount equal to the Break-Up Expenses. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 7.1(a), 7.1(c) or 7.1(g), or by EQR pursuant to 7.1(e), and at the time of the termination of this Agreement an Acquisition Proposal has been received by Merry Land, and either prior to the termination of this Agreement or within twelve (12) months thereafter Merry Land or any Merry Land Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Merry Land shall pay the Break-Up Fee to EQR. The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by EQR as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of the Break-Up Fee. The Break-Up Fee shall be paid by Merry Land to EQR, or the Break-Up Expenses shall be paid by Merry Land to EQR or EQR to Merry Land (as applicable), in immediately available funds within fifteen (15) days after the date of the event giving rise to the obligation to make such payment occurred. As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $45,000,000 plus Break-Up Expenses (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to EQR without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to EQR, and (B) in the event EQR receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that EQR has received a ruling from the IRS holding that EQR's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by EQR of the excess of the Base Amount over the amount payable in clause (A) following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. In the event that EQR is not able to receive the full Base Amount, Merry Land shall place the unpaid amount in escrow and shall not release any portion thereof to EQR unless and until Merry Land receives any one or combination of the following: (i) a letter from EQR's independent accountants indicating the maximum amount that can be paid at that time to EQR without causing EQR to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event Merry Land shall pay to EQR the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. Merry Land's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. The "Break-Up Expenses" payable to EQR or Merry Land, as the case may be (the "Recipient"), shall be an amount equal to the lesser of (i) $5,000,000, (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) and (iii) the sum of (A) the maximum amount that can be paid to the Recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient, and (B) in the event the Recipient receives a Break-Up Fee Tax Opinion indicating that the Recipient has received a ruling from the IRS holding that the Recipient's receipt of the Expense Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by the Recipient of the excess of the Expense Fee over the amount payable under clause (A) following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee less the amount payable under clause (A) above. In the event that the Recipient is not able to receive the full Expense Fee, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives any one or combination of the following: (i) a letter from the Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Recipient without causing the Recipient to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event the Payor shall pay to the Recipient the lesser of the unpaid Expense Fee or the maximum amount stated in the letter referred to in (i) above. The obligation of EQR or Merry Land, as applicable ("Payor"), to pay any unpaid portion of the Break Up Expenses shall terminate three years from the date of this Agreement.

         7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Merry Land or EQR as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of EQR, or Merry Land, other than the last sentence of
Section 5.2, Section 7.2, this Section 7.3 and Article 8; provided that (a) if this Agreement is terminated by EQR pursuant to Section 7.1(b), Merry Land shall not be entitled to any of the benefits of Section 7.2, or (b) if this Agreement is terminated by Merry Land pursuant to Section 7.1(c), EQR shall not be entitled to any of the benefits of Section 7.2.

         7.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of their respective Boards of Trustees and Board of Directors at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department or Certificate of Merger with the Secretary of State; provided, however, that, after the Shareholder Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval.

         7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                    ARTICLE 8

                               GENERAL PROVISIONS

         8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)      if to EQR, to:                    Equity Residential Properties Trust
                                           Two North Riverside Plaza, Suite 400
                                           Chicago, Illinois 60606
                                           Attention: Bruce C. Strohm
                                           Fax No. (312) 454-8703

         with a copy to:                   Rudnick & Wolfe
                                           203 N. LaSalle St., Suite 1800
                                           Chicago, Illinois  60601
                                           Attention:  Errol R. Halperin, Esq.
                                           Fax No. (312) 236-7516

(b)      if to Merry Land, to:             Merry Land & Investment Company, Inc.
                                           624 Ellis Street
                                           Augusta, Georgia 30901
                                           Attention: John Gibson
                                           Fax No. (706) 722-4681
with a copy to:                    Hull, Towill, Norman & Barrett, P.C.
                                   801 Broad Street, 7th Floor
                                   Trust Company Bank Building
                                   Augusta, Georgia 30901
                                   Attention:  Mark S. Burgreen, Esq.

and:                               Piper & Marbury L.L.P.
                                   Charles Center South
                                   Baltimore, Maryland 21201-3018
                                   Attention:  R.W. Smith, Jr., Esq.

All notices shall be deemed given only when actually received.

         8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Merry Land Disclosure Letter, the EQR Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except as provided in
Section 5.10 (with respect to the Schedule 5.10 Employees who do not receive Retention and Severance Program Letters) and Section 5.11 ("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies. The Third Party Provisions may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by the directors of Merry Land who had been directors of Merry Land prior to the Effective Time.

         8.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

         8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         8.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Illinois or Georgia or in any Illinois or Georgia State court located in Illinois or Georgia, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Illinois or Georgia or any Illinois or Georgia State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

         8.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.10     NON-RECOURSE TO DIRECTORS, TRUSTEES AND OFFICERS.

                  (a) This Agreement and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of Merry Land by the undersigned in his capacity as a director or officer of Merry Land, which has been formed as a Georgia corporation pursuant to Articles of Incorporation dated as of January 25, 1966, as amended and restated, and not individually, and neither the directors, officers nor shareholders of Merry Land shall be personally bound or have any personal liability hereunder. EQR shall look solely to the assets of Merry Land for satisfaction of any liability of Merry Land with respect to this Agreement and any other agreements to which it is a party. EQR will not seek recourse or commence any action against any of the shareholders of Merry Land or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of Merry Land or seek recourse against any of their personal assets, for the performance or payment of any obligation of Merry Land hereunder or thereunder.

                  (b) This Agreement and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of EQR by the undersigned in his capacity as a trustee or officer of EQR, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of EQR dated as of November 2, 1992, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of EQR shall be personally bound or have any personal liability hereunder. Merry Land shall look solely to the assets of EQR for satisfaction of any liability of EQR with respect to this Agreement and any other agreements to which it is a party. Merry Land will not seek recourse or commence any action against any of the shareholders of EQR or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of EQR or seek recourse against any of their personal assets, for the performance or payment of any obligation of EQR hereunder or thereunder.

         IN WITNESS WHEREOF, EQR and Merry Land have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                                EQUITY RESIDENTIAL PROPERTIES
                                                TRUST


                                                By: /s/ Douglas J. Crocker II
                                                    Name: Douglas J. Crocker II
                                                    Title: President and Chief
                                                           Executive Officer


                                                MERRY LAND & INVESTMENT
                                                COMPANY, INC.


                                                By: /s/ W. Tennent Houston
                                                   Name: W. Tennent Houston
                                                   Title: President